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                                                                   EXHIBIT 10.18

                                                                  EXECUTION COPY


                               PURCHASE AGREEMENT

                                  BY AND AMONG

                             GETRONICSWANG CO. LLC,

                     GETRONICS GOVERNMENT SOLUTIONS, L.L.C.,

                            DIGITALNET HOLDINGS, INC.

                                       AND

                                DIGITALNET, INC.

                                   DATED AS OF

                               SEPTEMBER 27, 2002

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                                TABLE OF CONTENTS

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
ARTICLE I DEFINITIONS.........................................................................................1
     1.1 DEFINITIONS..........................................................................................1

ARTICLE II PURCHASE AND SALE OF MEMBERSHIP INTERESTS.........................................................11
     2.1 PURCHASE AND SALE OF MEMBERSHIP INTERESTS...........................................................11
     2.2 PURCHASE PRICE; OBLIGATIONS RETAINED PAYMENT........................................................11
     2.3 CLOSING.............................................................................................12
     2.4 CLOSING OBLIGATIONS.................................................................................12
     2.5 ADJUSTMENT OF THE PURCHASE PRICE....................................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT.........................................................15
     3.1 ORGANIZATION, QUALIFICATION AND POWER AND AUTHORITY.................................................15
     3.2 MEMBERSHIP INTERESTS................................................................................16
     3.3 SUBSIDIARIES........................................................................................16
     3.4 GOVERNMENTAL CONSENTS; NO VIOLATIONS................................................................17
     3.5 FINANCIAL STATEMENTS................................................................................17
     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS................................................................18
     3.7 NO UNDISCLOSED LIABILITIES..........................................................................18
     3.8 LITIGATION..........................................................................................18
     3.9 TAXES...............................................................................................18
     3.10 EMPLOYEE BENEFIT PLANS AND AGREEMENTS..............................................................20
     3.11 LABOR AND EMPLOYEE MATTERS.........................................................................21
     3.12 ENVIRONMENTAL LAWS.................................................................................21
     3.13 COMPLIANCE WITH LAWS...............................................................................22
     3.14 PROPERTIES.........................................................................................22
     3.15 CUSTOMER CONTRACTS; GOVERNMENT CONTRACTS AND BIDS; SUSPENSION......................................23
     3.16 OTHER CONTRACTS....................................................................................26
     3.17 INTELLECTUAL PROPERTY..............................................................................27
     3.18 BROKERS AND FINDERS................................................................................28
     3.19 SUPPLIERS..........................................................................................28
     3.20 BANK ACCOUNTS; OFFICERS AND DIRECTORS..............................................................29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND PURCHASER..........................................29
     4.1 ORGANIZATION, QUALIFICATION AND POWER AND AUTHORITY.................................................29
     4.2 CAPITAL STOCK.......................................................................................29
     4.3 GOVERNMENTAL CONSENTS; NO VIOLATIONS................................................................30
     4.4 FINANCING...........................................................................................31
     4.5 HOLDINGS' AND PURCHASER'S OPERATIONS AND LIABILITIES................................................31
     4.6 LITIGATION..........................................................................................32
     4.7 COMPLIANCE WITH LAWS................................................................................32
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
     4.8 BROKERS AND FINDERS.................................................................................32

ARTICLE V COVENANTS..........................................................................................32
     5.1 CONDUCT OF BUSINESS OF THE COMPANY..................................................................32
     5.2 ACCESS TO INFORMATION...............................................................................34
     5.3 HSR ACT FILING......................................................................................34
     5.4 REASONABLE EFFORTS; CONSENTS........................................................................35
     5.5 FURTHER ASSURANCES; COOPERATION.....................................................................35
     5.6 PUBLICITY...........................................................................................35
     5.7 EMPLOYEE MATTERS....................................................................................35
     5.8 INDEMNIFICATION.....................................................................................39
     5.9 INDEBTEDNESS........................................................................................39
     5.10 INTERCOMPANY ACCOUNTS..............................................................................39
     5.11 ALLOCATION OF PURCHASE PRICE.......................................................................39
     5.12 TRANSFER TAXES.....................................................................................40
     5.13 NAME CHANGE........................................................................................40
     5.14 CSOC CUSTOMER CONTRACT.............................................................................40
     5.15 EXCLUSIVITY........................................................................................49
     5.16 ASSIGNMENT OF NONDISCLOSURE AGREEMENTS.............................................................49
     5.17 NON-COMPETITION AND NON-SOLICITATION...............................................................50
     5.18 TAX MATTERS........................................................................................51

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE TRANSACTION.....................................................53
     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE TRANSACTION................................53
     6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF HOLDINGS AND PURCHASER..................................53
     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATION OF PARENT...................................................54

ARTICLE VII TERMINATION......................................................................................54
     7.1 TERMINATION BY MUTUAL CONSENT.......................................................................54
     7.2 TERMINATION BY HOLDINGS AND PURCHASER...............................................................54
     7.3 TERMINATION BY PARENT...............................................................................55
     7.4 TERMINATION BY EITHER PARTY.........................................................................55
     7.5 EFFECT OF TERMINATION...............................................................................55

ARTICLE VIII SURVIVAL AND INDEMNIFICATION....................................................................56
     8.1 SURVIVAL............................................................................................56
     8.2 INDEMNIFICATION BY PARENT...........................................................................56
     8.3 INDEMNIFICATION BY HOLDINGS AND PURCHASER...........................................................56
     8.4 LIMITATION OF LIABILITY.............................................................................57
     8.5 NOTICE OF CLAIM.....................................................................................58
     8.6 DIRECT CLAIMS.......................................................................................59
     8.7 THIRD PARTY CLAIMS..................................................................................59
     8.8 MANNER OF PAYMENT...................................................................................60
     8.9 DETERMINATION OF LOSSES.............................................................................60
     8.10 TAX TREATMENT OF INDEMNIFICATION AND CSOC PAYMENTS.................................................61
ARTICLE IX MISCELLANEOUS AND GENERAL.........................................................................61

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
     9.1 INTERPRETATION......................................................................................61
     9.2 PAYMENT OF EXPENSES AND OTHER PAYMENTS..............................................................62
     9.3 AMENDMENT...........................................................................................62
     9.4 WAIVER AND EXTENSION................................................................................62
     9.5 COUNTERPARTS........................................................................................63
     9.6 GOVERNING LAW.......................................................................................63
     9.7 NOTICES.............................................................................................63
     9.8 ENTIRE AGREEMENT; ASSIGNMENT........................................................................64
     9.9 THIRD PARTIES.......................................................................................65
     9.10 VALIDITY...........................................................................................65
     9.11 CAPTIONS...........................................................................................65
     9.12 INVESTMENT REPRESENTATIONS.........................................................................65

EXHIBIT 1 - Amended and Restated Certificate of Incorporation of Holdings
EXHIBIT 2 - Membership Interest Assignment
EXHIBIT 3 - Master Agreement for Transitional Services
EXHIBIT 4 - Escrow Agreement
EXHIBIT 5 - Stockholders Agreement
EXHIBIT 6 - Registration Agreement
EXHIBIT 7A - Equity Financing Commitment
EXHIBIT 7B - Debt Financing Commitment
EXHIBIT 7C - Debt Financing Commitment
EXHIBIT 8 - Allocation
EXHIBIT 9 - Initial CSOC Spreadsheet

                                       iii
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                               PURCHASE AGREEMENT

          PURCHASE AGREEMENT, dated as of September 27, 2002 (this "Agreement"), by and among GetronicsWang Co. L.L.C., a limited liability company formed under the laws of the State of Delaware ("Parent"), Getronics Government Solutions, L.L.C., a limited liability company formed under the laws of the State of Delaware (the "Company"), DigitalNet Holdings, Inc., a corporation formed under the laws of the State of Delaware ("Holdings"), and DigitalNet, Inc., a corporation formed under the laws of the State of Delaware ("Purchaser").

          WHEREAS, Parent owns all of the membership interests (the "Membership Interests") of the Company; and

          WHEREAS, Parent desires to sell the Membership Interests to Purchaser, and Purchaser desires to purchase the Membership Interests from Parent, pursuant to the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Company, Holdings and Purchaser, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1   DEFINITIONS.

          For purposes of this Agreement:

          "Affected Employee" shall have the meaning ascribed to it in Section 5.7(a).

          "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "Affiliated Group" shall mean an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under income Tax Law).

          "Agreement" shall have the meaning ascribed to it in the preamble.

          "Allocation" shall have the meaning ascribed to it in Section 5.11.

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          "Amended and Restated Certificate of Incorporation" shall have the meaning ascribed to it in Section 2.2(a).

          "Antitrust Division" shall have the meaning ascribed to it in Section 3.4(a).

          "Balance Sheet" shall have the meaning ascribed to it in Section 3.5.

          "Base Period" shall have the meaning ascribed to it in Section
5.14(a).

          "Cash Portion of the Purchase Price" shall mean $181,500,000 plus or minus, respectively, the amount by which (a) the amount of Closing Net Working Capital is greater or less than $32,355,000, (b) the amount of "Depreciable assets, net" reflected on the Final Closing Balance Sheet is greater or less than $18,191,000 and (c) the amount of "Accrued contract losses" reflected on the Final Closing Balance Sheet is less or greater than $8,724,000.

          "Claim" shall have the meaning ascribed to it in Section 8.5.

          "Closing" shall have the meaning ascribed to it in Section 2.3.

          "Closing Balance Sheet" shall have the meaning ascribed to it in
Section 2.5(a).

          "Closing CSOC Spreadsheet" shall have the meaning ascribed to it in
Section 5.14(c).

          "Closing Date" shall mean the date on which the Closing occurs.

          "Closing Net Working Capital" shall mean the amount equal to the difference between (a) the amount of the "Total current assets" reflected on the Final Closing Balance Sheet, less the amount of (i) Undisputed Closing CSOC Accounts Receivable and Disputed Closing CSOC Accounts Receivable included in "Accounts receivable, net" and (ii) "Deferred income taxes," in each case, reflected on the Final Closing Balance Sheet, and (b) the amount of the "Total current liabilities" reflected on the Final Closing Balance Sheet, less the amount of "Accrued contract losses" reflected on the Final Closing Balance Sheet.

          "Closing Statements" shall have the meaning ascribed to it in Section 2.5(a).

          "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Law.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning ascribed to it in the preamble.

          "Company Intellectual Property" shall mean all Intellectual Property owned by the Company or any Company Subsidiary.

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          "Company Subsidiary" shall have the meaning ascribed to it in Section
3.3.

          "Company Transaction" shall have the meaning ascribed to it in Section 5.15.

          "Confidentiality Agreement" shall mean the agreement dated as of March 1, 2002, by and between Parent and GTCR Golder Rauner, LLC.

          "Contract" shall mean any written agreement, commitment, contract, instrument or other binding arrangement.

          "Coverage Period" shall have the meaning ascribed to it in Section 5.7(h).

          "CSOC Action" shall have the meaning ascribed to it in Section
5.14(g).

          "CSOC Customer" shall have the meaning ascribed to it in Section 5.14(a).

          "CSOC Customer Contract" shall have the meaning ascribed to it in
Section 5.14(a).

          "CSOC Operating Losses" shall have the meaning ascribed to it in
Section 5.14(h).

          "CSOC Payment" shall have the meaning ascribed to it in Section 5.14(e)(i).

          "Currently Being Paid Post-Closing CSOC Accounts Receivable" shall have the meaning ascribed to it in Section 5.14(c).

          "Customer Contracts" shall have the meaning ascribed to it in Section 3.15(a).

          "Debt Financing Commitments" shall have the meaning ascribed to it in
Section 4.4.

          "Direct Claim" shall have the meaning ascribed to it in Section 8.5.

          "Disclosure Schedule" shall mean the disclosure schedule prepared by Parent and delivered to Holdings and Purchaser concurrently with the execution of this Agreement.

          "Disputed Closing CSOC Accounts Receivable" shall have the meaning ascribed to it in Section 5.14(c).

          "Disputed Post-Closing CSOC Accounts Receivable" shall have the meaning ascribed to it in Section 5.14(c).

          "Disputed Post-Closing CSOC Accounts Receivable Bogey" shall mean an amount equal to 50% of the Disputed Post-Closing CSOC Accounts Receivable.

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          "DSP Agreement" shall mean the DSP Services and Support Agreement between Wang Laboratories, Inc. and Dell Marketing, L.P., dated August 1, 1998, as amended by amendments dated September 15, 1998, December 1, 1998, September 25, 1998, September 25, 1998, February 15, 1999, August 1, 1998, May 1, 1999,
May 15, 1999, May 3, 1999, April 26, 1999, May 14, 1999, May 3, 1999, May 17,
1999, May 24, 1999, July 1, 1999, July 1, 1999, July 15, 1999, September 20,
1999, October 1, 1999, October 15, 1999 and January 3, 2000 and any subsequent amendments or extensions thereof.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment, including Laws relating to Hazardous Substances.

          "Equity Financing Commitment" shall have the meaning ascribed to it in
Section 4.4.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning ascribed to it in Section 3.10(a).

          "Escrow Agreement" shall have the meaning ascribed to it in Section 2.4(c).

          "Estimated Cash Portion of the Purchase Price" shall mean
$181,500,000.

          "Executive Employees" shall mean each of Jeffrey Beck, James Destival, James Fontana, William Ryan, Michael Sanders, Joseph Spaniol, Mary Stassie and Anthony Urreta.

          "Final and Binding" shall have the meaning ascribed to it in Section 2.5(b).

          "Final Closing Balance Sheet" shall have the meaning ascribed to it in
Section 2.5(b).

          "Final Closing Statements" shall have the meaning ascribed to it in
Section 2.5(b).

          "Financial Statements" shall have the meaning ascribed to it in
Section 3.5.

          "FTC" shall have the meaning ascribed to it in Section 3.4(a).

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Authority" shall mean any agency, board, branch, bureau, commission, department, legislature, instrumentality or other governmental or quasi-governmental authority or entity of the United States, or any state, city, county, district, municipality, territory or other local government within the United States, or any governmental or quasi-governmental entity of any foreign nation or multi-national authority or of a provincial, regional or metropolitan government thereof.

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          "Government Bid" shall mean any bid, offer or proposal which, if accepted or awarded, would result in a Government Contract.

          "Government Contract" shall mean any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle with, or issued by, a Governmental Authority or any Contract with a Person that has been awarded a Government Contract if such Contract is a subcontract (at any tier) pursuant to or in support of such Person's Government Contract.

          "Government Sponsored Enterprises" shall have the meaning ascribed to it in Section 5.17(b).

          "Hazardous Substances" shall mean any chemical, material or substance regulated as or defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous chemicals," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and asbestos.

          "HFSI Plan" shall have the meaning ascribed to it in Section 5.7(f).

          "HFSI SERP" shall have the meaning ascribed to it in Section 5.7(f).

          "Holdings" shall have the meaning ascribed to it in the preamble.

          "HSR Act" shall have the meaning ascribed to it in Section 3.4(a).

          "Indebtedness" shall mean, in each case as of the Closing, without duplication, (a) any indebtedness of the Company or any Company Subsidiary for borrowed money or issued in substitution of or exchange of indebtedness for borrowed money, (b) any indebtedness of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security and any contingent reimbursement obligation with respect to any letter of credit, (c) any indebtedness for borrowed money guaranteed in any manner by the Company or any Company Subsidiary (including guarantees in the form of an agreement to repurchase or reimburse) other than any guarantee between the Company and any Company Subsidiary or between or among the Company Subsidiaries, (d) any obligations under capitalized leases with respect to which the Company or any Company Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company or any Company Subsidiary assures a creditor against loss; (e) any indebtedness between the Company or any Company Subsidiary on the one hand and Parent or any of its Affiliates (other than the Company or any Company Subsidiary) on the other hand; and (f) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (a) through (e) of this definition, except that Indebtedness shall not include: (i) the trade receivables, trade payables or "receivables from Parent, net" addressed in
Section 5.10, which shall be settled

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or not settled as provided in Section 5.10, or (ii) the letter of credit required under the Office Space Lease, dated as of July 7, 2000, by and between Jaco Horse Pen II LLC and the Company and issued under the Loan Agreement, dated as of May 19, 2000, by and between SunTrust Bank and Wang Government Services, Inc., as ratified and assumed by the Company, which letter of credit shall terminate upon termination of such Loan Agreement upon consummation of the Transaction.

          "Indemnified Party" shall have the meaning ascribed to it in Section 8.4(c).

          "Indemnifying Party" shall have the meaning ascribed to it in Section 8.4(c).

          "Initial CSOC Spreadsheet" shall have the meaning ascribed to it in
Section 5.14(a).

          "Intellectual Property" shall mean all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions (whether or not patentable and whether or not reduced to practice); (vii) computer software (including source code, object code, data, databases and documentation); and (viii) other proprietary information and intellectual property.

          "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule or regulation.

          "Lien" shall mean any mortgage, pledge, security interest, lien, charge or other encumbrance.

          "Litigation" shall mean any suit, complaint, claim, action or proceeding.

          "Losses" shall mean any and all losses, liabilities, damages, costs and expenses (including interest, penalties, fines, reasonable attorneys' fees and expenses and costs of investigation, defense or settlement); PROVIDED, HOWEVER, that Losses shall not include (a) any consequential damages or (b) any costs or expenses of any Indemnified Party related to the time spent on any indemnified matter by employees or management of the Indemnified Party.

          "Material Adverse Effect" shall mean any adverse change in the business, properties, financial condition or results of operations of the Company, which, individually or together with any other such adverse change, is material to the Company, other than any such change attributable to or resulting from (a) the public announcement of the Transaction, (b) any change in any Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (c) any adverse change in general economic conditions or in conditions affecting Persons in the business of providing information

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technology services or products generally, (d) the Company not having been successful on any or all of the bids or proposals which are outstanding as of the date hereof or which the Company makes after the date hereof or (e) any act or omission of Parent or the Company taken or not taken with the prior consent or at the specific request of Holdings or Purchaser.

          "Membership Interests" shall have the meaning ascribed to it in the preamble.

          "Membership Interest Assignment" shall have the meaning ascribed to it in Section 2.4(a)(i).

          "Obligations Retained Payment" shall have the meaning ascribed to it in Section 2.2(b).

          "Order" shall mean any decree, injunction, judgment, rule or order of any court or Governmental Authority.

          "Parent" shall have the meaning ascribed to it in the preamble.

          "Parent Cap" shall mean $25,770,500.

          "Parent Deductible" shall mean $1,840,750.

          "Parent Obligations Subject to the Parent Cap" shall mean (a) the reimbursement obligations of Parent under: (i) Section 5.14(g)(ii); (ii) clauses
(1) and (2) of Section 5.14(g)(iii); and (iii) Section 5.14(h) and (b) the indemnification obligations of Parent under Section 8.2(a).

          "Parent Obligations Subject to the Parent Deductible" shall mean (a) the reimbursement obligations of Parent under: (i) clause 2 of Section 5.14(g)(iii); and (ii) Section 5.14(h) and (b) the indemnification obligations of Parent under Section 8.2(a).

          "Parent 401(k) Plan" shall have the meaning ascribed to it in Section 5.7(d).

          "Parent Welfare Plan Report" shall have the meaning ascribed to it in
Section 5.7(g).

          "Parent's Knowledge" shall mean the actual knowledge of Jan Docter or James Walpole acquired (a) in the performance of their duties in the ordinary course of business or (b) in the course of consulting with the Executive Employees in connection with the Transaction with respect to the subject matter of the pertinent representations and warranties or covenants and agreements of Parent herein, PROVIDED, HOWEVER, that Purchaser acknowledges that the actual knowledge of Jan Docter and James Walpole with respect to the Company and the Company Subsidiaries or any matter concerning the Company and the Company Subsidiaries is constrained by the Proxy Agreement.

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          "Pension Plan" shall have the meaning ascribed to such term in Section
3(2) of ERISA.

          "Permit" shall mean any license, permit and other authorization from Governmental Authorities applicable to or necessary for the operation of a Person.

          "Permitted Lien" shall mean (a) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (e) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or Governmental Authority.

          "Plan" shall have the meaning ascribed to it in Section 3.10(a).

          "Post-Closing CSOC Spreadsheet" shall have the meaning ascribed to it in Section 5.14(d).

          "Post-Closing Tax Period" shall have the meaning ascribed to it in
Section 8.3.

          "Pre-Closing CSOC Spreadsheet" shall have the meaning ascribed to it in Section 5.14(b).

          "Pre-Closing Tax Period" shall have the meaning ascribed to it in
Section 8.2.

          "Proxy Agreement" shall mean the Proxy Agreement with respect to the Company dated July 25, 1999, as revised on April 30, 2001, and the Proxy Holder Standard Operating Procedures thereunder dated August 31, 1999.

          "Purchase Price" shall have the meaning ascribed to it in Section 2.2(a).

          "Purchase Price Adjustment Arbitrator" shall have the meaning ascribed to it in Section 2.5(b).

          "Purchaser" shall have the meaning ascribed to it in the preamble.

          "Purchaser 401(k) Plan" shall have the meaning ascribed to it in
Section 5.7(d).

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          "Purchaser Cap" shall mean $25,770,500.

          "Purchaser Deductible" shall mean $1,840,750.

          "Purchaser Disclosure Schedule" shall mean the disclosure schedule prepared by Holdings and Purchaser and delivered to Parent concurrently with the execution of this Agreement.

          "Purchaser Material Adverse Effect" shall mean any adverse change in the business, properties, financial condition or results of operations of Holdings or Purchaser, which, individually or together with any other such adverse change, is material to Holdings or Purchaser.

          "Purchaser Plan" shall have the meaning ascribed to it in Section 5.7(c).

          "Representatives" shall have the meaning ascribed to it in Section 5.2(a).

          "Restricted Business" shall have the meaning ascribed to it in Section 5.17(a).

          "Restricted Contract" means any Contract with the United States Government or subcontract under a Contract with the United States Government:
(a) pursuant to which the Company is providing products or services as of the Closing or any re-compete or re-bid procedure for any such Contract or subcontract pursuant to which the Company is providing products or services as of the Closing in which the Company is participating; (b) awarded to the Company pursuant to a bid or proposal made by the Company prior to the Closing or any re-compete or re-bid procedure for any such Contract or subcontract awarded to the Company pursuant to a bid or proposal made by the Company prior to the Closing in which the Company is participating; or (c) being actively pursued by the Company prior to the Closing and awarded to the Company after the Closing or any re-compete or re-bid procedure for any such Contract or subcontract being actively pursued by the Company prior to the Closing and awarded to the Company after the Closing in which the Company is participating, PROVIDED, HOWEVER, that a Contract with the United States Government or subcontract under a Contract with the United States Government being actively pursued by the Company prior to the Closing shall be a Restricted Contract until the date it is awarded and if awarded to the Company on such date shall be a Restricted Contract subject to clause (c) of this definition and if awarded to a Person other than the Company on such date shall not be a Restricted Contract from and after such date.

          "Restricted Period" shall have the meaning ascribed to it in Section 5.17(a).

          "Restricted Territory" shall have the meaning ascribed to it in
Section 5.17(a).

          "Retiree Medical Plan" shall have the meaning ascribed to it in
Section 5.7(f).

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          "Reverse Agency Agreement" shall mean the Master Service Contract
Sales Brokerage Agreement between Wang Laboratories, Inc. and Dell USA L.P., dated July 24, 1997, including Schedules A, B, C and D thereto, as amended by amendments dated February 1, 1998 and any subsequent amendments or extensions thereof.

          "Series B Preferred Stock" shall have the meaning ascribed to it in
Section 2.2(a).

          "Stockholders Agreement" shall have the meaning ascribed to it in
Section 2.4(d).

          "Straddle Period" shall have the meaning ascribed to it in Section 5.18(a).

          "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which a Person, either alone or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the stock or other equity interests of such corporation or other legal entity.

          "Taxes" shall mean all federal, state, local, or foreign taxes, charges, fees, levies or other assessment of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

          "Tax Benefit" shall mean any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon.

          "Tax Return" shall mean any return, declaration, statement, report, schedule, form or information return required to be supplied to any taxing authority with respect to Taxes, including any amendments thereto.

          "Third Party" shall have the meaning ascribed to it in Section 8.7(a).

          "Third Party Claim" shall have the meaning ascribed to it in Section 8.5.

          "Transaction" shall mean the purchase and sale of the Membership Interests described in Section 2.1.

          "Transfer" shall have the meaning ascribed to it in Section 5.7(d).

          "Transferred Account Balances" shall have the meaning ascribed to it in Section 5.7(d).

          "Transitional Services Agreement" shall have the meaning ascribed to it in Section 2.4(a)(ii).

          "Ultimate Parent" shall mean Getronics NV, a company organized under the laws of the Netherlands.

          "Ultimate Parent Names" shall have the meaning ascribed to it in
Section 5.13.

          "Undisputed Closing CSOC Accounts Receivable" shall have the meaning ascribed to it in Section 5.14(c).

          "Undisputed Post-Closing CSOC Accounts Receivable" shall have the meaning ascribed to it in Section 5.14(c).

          "Undisputed Post-Closing CSOC Accounts Receivable Bogey" shall mean an amount equal to 80% of the Undisputed Post-Closing CSOC Accounts Receivable.

          "United States Government" shall mean any agency, board, branch, bureau, commission, department, legislature, instrumentality or other governmental or quasi-governmental authority or entity of the United States.

          "WARN Act" shall have the meaning ascribed to it in Section 3.11(b).

          "Welfare Plan" shall have the meaning ascribed to such term in Section 3(1) of ERISA.

                                   ARTICLE II

                    PURCHASE AND SALE OF MEMBERSHIP INTERESTS

          2.1 PURCHASE AND SALE OF MEMBERSHIP INTERESTS. Subject to the terms and conditions of this Agreement, at the Closing, Parent shall sell to Purchaser, and Purchaser shall purchase from Parent, the Membership Interests for the consideration set forth in Section 2.2 (the "Transaction").

          2.2   PURCHASE PRICE; OBLIGATIONS RETAINED PAYMENT.

                (a) In consideration of the sale of the Membership Interests to Purchaser, Purchaser shall, subject to the terms and conditions of this Agreement (including the adjustment to the Purchase Price pursuant to Section 2.5), pay to Parent (or one or more of its Affiliates) (i) the Cash Portion of the Purchase Price, $10,626,000 of which shall be deposited in escrow pursuant to Section 2.4(c) and (ii) 33,500 shares of Class B preferred stock, par value $0.01 per share, of Holdings (the "Series B Preferred Stock" and together with the Cash Portion of the Purchase Price, the "Purchase Price"), having the terms set forth in the Amended and Restated Certificate of Incorporation of Holdings attached as Exhibit 1 hereto (the "Amended and Restated Certificate of Incorporation").

                (b) In consideration of Parent's covenants and agreements in
Section 5.7(f), Purchaser shall, subject to the terms and conditions of this Agreement, pay to Parent $1,940,000 in cash (the "Obligations Retained Payment").

          2.3 CLOSING. The closing of the Transaction (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois at 10:00 a.m. Chicago time on the second business day following the satisfaction or waiver of the conditions set forth in
Article VI (other than those conditions to be satisfied at or as of the Closing), or at such other time, date and place as Parent and Purchaser may agree in writing.

          2.4   CLOSING OBLIGATIONS.

                (a) At the Closing, Parent shall deliver to Purchaser:

                    (i) a duly executed Membership Interest Assignment substantially in the form attached as Exhibit 2 hereto (the "Membership Interest Assignment");

                    (ii) a duly executed Master Agreement for Transitional Services substantially in the form attached as Exhibit 3 hereto (the "Transitional Services Agreement");

                    (iii) an amendment of the operating agreement of the Company which amends Schedule A thereto to reflect the substitution of Purchaser for Parent as a Member of the Company, as defined therein;

                    (iv) the officer's certificate described in Section 6.2(d);

                    (v) the resignation of each director of the Company; and

                    (vi) a valid certificate of non-foreign status which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder.

                (b) At the Closing, Purchaser shall deliver to Parent (or one or more of its Affiliates):

                    (i) the Estimated Cash Portion of the Purchase Price and the Obligations Retained Payment, by wire transfer of immediately available funds to accounts designated by Parent in writing at least two business days prior to the Closing Date; and

                    (ii) a certificate or certificates representing the Series B Preferred Stock, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer;

                    (iii) a duly executed Membership Interest Assignment;

                    (iv) a duly executed Transitional Services Agreement; and

                    (v) the officer's certificates described in Section 6.3(c).

                (c) At the Closing, Parent, Purchaser and State Street Bank and Trust Company shall execute and deliver an Escrow Agreement substantially in the form attached as Exhibit 4 hereto (the "Escrow Agreement") and Parent shall deposit $10,626,000 of the Cash Portion of the Purchase Price in escrow thereunder.

                (d) At the Closing, Parent, Holdings and the other parties thereto shall execute and deliver an Amended and Restated Stockholders Agreement in the form attached as Exhibit 5 hereto as such form is required to be modified to reflect the arrangements contemplated by the Debt Financing Commitment attached as Exhibit 7C hereto (the "Stockholders Agreement");

                (e) At the Closing, Parent shall become a holder of Other Registerable Securities within the meaning of, and a party to, the Registration Agreement in the form attached as Exhibit 6 hereto (as such form is required to be modified to reflect the arrangements contemplated by the Debt Financing Commitment attached as Exhibit 7C hereto), whether through execution of a customary joinder agreement, amendment or otherwise.

          2.5   ADJUSTMENT OF THE PURCHASE PRICE.

                (a) Purchaser shall, on or before the date that is 45 calendar days after the Closing Date, prepare and deliver to Parent an unaudited consolidated balance sheet of the Company as of the close of business on the day before the Closing Date (the "Closing Balance Sheet") and the related unaudited consolidated statements of income and accumulated earnings and cash flows for the period then ended (collectively, the "Closing Statements"). The Closing Statements (i) shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of date thereof or for the period then ended, as applicable, and (ii) shall be prepared in accordance with GAAP and in a manner consistent with the Financial Statements.

                (b) Parent shall, on or before the date that is 45 calendar days after receipt of the Closing Statements, notify Purchaser of any and all objections it has regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet). If Parent fails to notify Purchaser of any objection regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet) within such 45-day period, Parent shall be deemed to have accepted the Closing Statements (including the Closing Balance Sheet) and the Closing Statements (and the Closing Balance Sheet) shall be the "Final Closing Statements" (and the "Final Closing Balance Sheet"). If Parent notifies Purchaser of any objections regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet) within such 45-day period, Parent and

Purchaser shall attempt to resolve such objections during the 30 calendar days following such 45-day period. If Parent and Purchaser are unable to agree on the manner in which any item or items should be treated in the Closing Statements (including the Closing Balance Sheet) within such 30-day period, irrespective of whether the basis of their disagreement arises out of the application of accounting principles or the terms of this Agreement to the Closing Statements (including the Closing Balance Sheet) or otherwise, Parent and Purchaser shall each prepare separate written reports of such item or items and refer such reports to Deloitte & Touche LLP (the "Purchase Price Adjustment Arbitrator") within 30 calendar days after the expiration of such 30-day period. If for whatever reason Deloitte & Touche LLP is unable or unwilling to serve as the Purchase Price Adjustment Arbitrator, such reports shall be referred to an alternative Purchase Price Adjustment Arbitrator mutually acceptable to Parent and Purchaser. The Purchase Price Adjustment Arbitrator shall determine within 30 calendar days after receipt of such reports the manner in which such item or items shall be treated in the Closing Statements (including the Closing Balance Sheet); PROVIDED, HOWEVER, that the dollar amount of each item so determined shall be within the range of dollar amounts proposed by Parent and Purchaser. The determinations by the Purchase Price Adjustment Arbitrator regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet) shall be in writing and shall be Final and Binding on the parties. For purposes of this Agreement, "Final and Binding" shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction, and either party may petition a court having jurisdiction over the parties and subject matter to reduce such decision to judgment. The fees, costs and expenses of retaining the Purchase Price Adjustment Arbitrator shall be allocated by the Purchase Price Adjustment Arbitrator between Parent and Purchaser in accordance with Purchase Price Adjustment Arbitrator's judgment as to the relative merits of the respective positions of the parties regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet) with respect to which they were unable to agree as reflected in their respective reports to Purchase Price Adjustment Arbitrator. Following the resolution of all objections of Parent regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet), by mutual agreement or the Purchase Price Adjustment Arbitrator, Purchaser shall prepare the final Closing Statements (including the final Closing Balance Sheet) reflecting such resolution and shall deliver copies thereof to Parent and such final Closing Statements (including the final Closing Balance Sheet) shall be the "Final Closing Statements" (and the "Final Closing Balance Sheet").

                (c) If the Cash Portion of the Purchase Price derived from the Final Closing Balance Sheet is greater than the Estimated Cash Portion of the Purchase Price, Purchaser shall within two business days after delivery of the Final Closing Statements, pay to Parent the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such payment, computed at 8 % per annum, by wire transfer of immediately available funds.

                (d) If the Cash Portion of the Purchase Price derived from the Final Closing Balance Sheet is less than the Estimated Cash Portion of the Purchase Price,

Parent shall within two business days after receipt of the Final Closing Statements, pay to Purchaser the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such payment, computed at 8 % per annum, by wire transfer of immediately available funds.

                (e) After the Closing and through the date the payment pursuant to Section 2.5(c) or (d), as the case may be, is made, the Company shall, and Holdings and Purchaser shall cause the Company to, (i) provide Parent and its representatives with reasonable access, during normal business hours and without material disruption to its day-to-day business, to the books, records, files and personnel of the Company and (ii) furnish promptly to Parent or its representatives all financial, operating and other data and other information concerning the Company as may reasonably be requested for purposes of reviewing and commenting on the Closing Statements and the Final Closing Statements, preparing the Pre-Closing CSOC Spreadsheets and the Closing CSOC Spreadsheet and otherwise performing its obligations or enforcing its rights under this Section
2.5 and Section 5.14.

                (f) Any payment made by Purchaser pursuant to Section 2.5(c) or Parent pursuant to Section 2.5(d), as the case may be, shall be treated as an adjustment to the Purchase Price for all Tax purposes.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

          Parent represents and warrants to Holdings and Purchaser, subject to the exceptions set forth in the Disclosure Schedule (which Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any such numbered and lettered section of the Disclosure Schedule shall qualify the corresponding section in this Article III and any other section in this Article III to which such disclosure reasonably relates), that:

          3.1   ORGANIZATION, QUALIFICATION AND POWER AND AUTHORITY.

                (a) Each of Parent and the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified and in good standing as a foreign limited liability company in each jurisdiction which recognizes such concept where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company has all requisite limited liability company power and authority, and all Permits necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Parent has made available to Purchaser complete and correct copies of the certificate of formation and operating agreement of the Company as in effect as of the date hereof.

                (b) Each of Parent and the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement and the consummation by Parent and the Company of the Transaction have been duly and validly authorized by the members of Parent and the member of the Company, and no other limited liability company proceeding on the part of Parent or the Company is necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Parent and the Company and, assuming this Agreement constitutes the valid and binding agreement of Purchaser, constitutes the valid and binding agreement of Parent and the Company, enforceable against Parent and the Company in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.2 MEMBERSHIP INTERESTS. Parent is beneficial owner of, and has good and marketable title to, all of the Membership Interests, free and clear of all Liens (except restrictions on transfers of securities imposed by applicable state and federal securities Laws). The Membership Interests are the only outstanding membership interests of the Company. The Company does not have outstanding any securities convertible into or exchangeable for any membership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act of 1933, as amended, any membership interests. The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of any of the Membership Interests. The Membership Interests have been duly authorized and are validly issued.

          3.3 SUBSIDIARIES. Section 3.3 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized capital of each Subsidiary of the Company and the jurisdictions in which each Subsidiary of the Company is qualified to do business (each, a "Company Subsidiary" and collectively, the "Company Subsidiaries"). All the outstanding capital stock of each Company Subsidiary has been duly authorized, is owned directly by the Company free and clear of all Liens (except restrictions on transfers of securities imposed by applicable state and federal securities Laws) and is validly issued, fully-paid and non-assessable. Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each Company Subsidiary is qualified and in good standing as a foreign corporation or other legal entity in each jurisdiction which recognizes such concept where the properties owned, leased or operated, or the business conducted by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each Company Subsidiary has all requisite corporate power and authority, and all Permits necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Parent has made available to Purchaser complete and correct copies of the organizational documents of each Company Subsidiary as in effect as of the date hereof.

          3.4   GOVERNMENTAL CONSENTS; NO VIOLATIONS.

                (a) Except for (i) the filing of notification and report forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the expiration or termination of any applicable waiting period thereunder and (ii) such actions as are necessary to comply with the industrial security regulations of the United States Department of Defense and the Proxy Agreement, no notices to, consents of, or filings with, any Governmental Authority are necessary in connection with the execution and delivery by Parent and the Company of this Agreement and the consummation by Parent and the Company of the Transaction.

                (b) Neither the execution, delivery or performance of this Agreement by Parent and the Company nor the consummation by Parent and the Company of the Transaction does or will (i) conflict with or result in any breach of the certificate of formation or operating agreement of Parent or the Company, (ii) conflict with or result in a breach of or default under any Permit or (iii) subject to the matters referred to in clauses (i) and (ii) of Section 3.4(a), conflict with or violate any Order or Law applicable to Parent or the Company or any of their respective properties or assets, except, in the case of clauses (ii) or (iii) of this Section 3.4(b) for conflicts, breaches, defaults or violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Transaction.

          3.5 FINANCIAL STATEMENTS. Parent has previously delivered to Purchaser (a) the Company's audited consolidated balance sheet as of December 31, 2001 and the related audited consolidated statements of income and accumulated earnings and cash flows for the year then ended, along with the report of the Company's independent auditors, PricewaterhouseCoopers LLP, on such statements and (b) the Company's unaudited consolidated balance sheet as of June 30, 2002 (the "Balance Sheet") and the related unaudited consolidated statements of income and accumulated earnings and cash flows for the six months then ended (collectively, the "Financial Statements"). The Financial Statements (including the notes thereto, if any) (i) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of their respective dates or for the periods ended on such dates, as applicable, except that the unaudited Financial Statements were and are subject to normal and recurring year-end adjustments, and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

          3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as a consequence of, or as contemplated by, this Agreement, since December 31, 2001, (a) the business and operations of the Company have been conducted in the ordinary course of business and there has not been any Material Adverse Effect and (b) the Company has not made any material changes to its accounting methods, principles or practices, including those relating to its accounts receivable and accounts payable.

          3.7 NO UNDISCLOSED LIABILITIES. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown or otherwise) other than (a) liabilities or obligations disclosed or provided for in the Financial Statements and (b) liabilities and obligations incurred in the ordinary course of business, which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          3.8 LITIGATION. There is no Litigation pending, or to Parent's Knowledge threatened, against the Company, any Company Subsidiary or any of the Executive Employees in their capacities as such, the outcome of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. There is no Litigation pending, or to Parent's Knowledge threatened, against Parent, the Company or any Company Subsidiary which would be reasonably likely to have a material adverse effect on the ability of Parent to consummate the Transaction.

          3.9   TAXES.

                (a) The Company and each Company Subsidiary (i) has filed (or there has been filed on its behalf), within the time and in the manner prescribed by Law (taking into account any extensions of time permitted by Law), all Tax Returns required to be filed, either separately or as a member of an Affiliated Group, and all such Tax Returns have been prepared in compliance with all applicable Laws and regulations and are true, complete and correct in all material respects, (ii) has timely paid (or there has been paid on its behalf) all Taxes due and payable, whether or not shown or required to be shown on Tax Returns, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time within which to file any Tax Return for any taxable period, which such Tax Return has not since been filed.

                (b) There are no Liens (other than Permitted Liens) for Taxes upon the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. There are not pending or, to Parent's Knowledge, threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any Company Subsidiary.

                (c) For federal income tax purposes, the Company is classified to be disregarded as an entity separate from its owner within the meaning of
Section 7701 of the Code and Treasury Regulation Section 301.7701-3. Parent has elected to be taxed as a corporation under Section 7701 of the Code and Treasury Regulation Section 301.7701-3 and is the common parent of a consolidated group (within the meaning of Treasury

Regulation Section 1.1502-1(h)) filing consolidated returns for federal income Tax purposes.

                (d) The Company has furnished to Purchaser complete and accurate copies of all income Tax Returns and any other material Tax Returns filed by the Company or any Company Subsidiary, in each case, relating to taxable years beginning on or after January 1, 1999, together with copies of any audit reports or other similar documents with respect to Taxes of the Company or any Company Subsidiary for the periods for which the applicable statute of limitations has not expired.

                (e) No Governmental Authority has made a written claim that the Company or any Company Subsidiary is required to file a Tax Return with such Governmental Authority that has not been filed.

                (f) The unpaid Taxes of the Company and the Company Subsidiaries
(i) do not exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth (on the face of) on the Balance Sheet (rather than on any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. None of the Company or the Company Subsidiaries has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority against any of the Company or the Company Subsidiaries. Section 3.9(f) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any of the Company and the Company Subsidiaries is required to file Tax Returns relating to income Taxes of the Company and the Company Subsidiaries.

                (g) None of the Company or the Company Subsidiaries is a party to any Tax allocation, sharing or similar agreement. None of the Company and the Company Subsidiaries (i) has been a member of an Affiliated Group (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of income Tax Law), as a transferee or successor, by contract, or otherwise.

                (h) No Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

          3.10  EMPLOYEE BENEFIT PLANS AND AGREEMENTS.

                (a) Section 3.10(a) of the Disclosure Schedule lists (i) all deferred compensation, incentive compensation and equity compensation plans, funds or programs, (ii) all Welfare Plans, (iii) all Pension Plans and (iv) all other material employee benefit plans, funds, programs, policies or arrangements (other than Contracts referred to in Section 3.16(d)), in each case, that are sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of
Section 414 of the Code (an "ERISA Affiliate"), for the benefit of any employee or former employee of the Company or with respect to which the Company has any liability or potential liability (each, a "Plan" and collectively, the "Plans").

                (b) With respect to each Plan, Parent has made available to Purchaser complete and correct copies of the Plan as in effect on the date hereof, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code (including copies of Forms 5500 as filed with respect to each Plan for the most recent 3 plan years), the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code and other material documents pursuant to which the Plans are maintained, funded or administered.

                (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full prior to the Closing Date, and no condition currently exists that presents a risk to the Company or any ERISA Affiliate of incurring any liability to the Pension Benefit Guaranty Corporation (other than with respect to premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA), under the Code with respect to any Pension Plan, or under COBRA with respect to any Welfare Plan.

                (d) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or any liability or potential liability under or with respect to a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

                (e) Each Plan has been operated and administered in all material respects in accordance with its terms, the terms of any related agreements or contracts and applicable Law, including but not limited to ERISA and the Code.

                (f) Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and each such Plan has been amended within the applicable remedial amendment period to reflect the changes made by the tax legislation commonly referred to as "GUST" and timely submitted to the Internal Revenue Service for an updated favorable determination letter which takes into account such changes.

                (g) There is no Litigation pending or, to Parent's Knowledge, threatened against the Company by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan (with respect to a Plan), or otherwise involving any Plan (other than routine claims for benefits).

                (h) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each Pension Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made or properly accrued; all premiums or other payments for all periods ending on or before the Closing Date which are due have been paid with respect to each Welfare Plan.

                (i) There have been no "prohibited transactions" (as such term is defined in Section 4975 of the Code and Section 406 of ERISA) with respect to any Plan, and no fiduciary has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any such Plan.

                (j) Neither the Company nor any ERISA Affiliate maintains, contributes to, sponsors or has any obligation relating to any employee benefit plan, program, agreement or arrangement established or maintained outside of the United States primarily for the benefit of employees outside the United States with respect to which the Company could reasonably be expected to have any material liability.

          3.11  LABOR AND EMPLOYEE MATTERS.

                (a) There is not currently pending or, to Parent's Knowledge, threatened against the Company, nor has there been in the last two years, (i) any unfair labor practice charge before the National Labor Relations Board or any comparable state, local or foreign agency or (ii) any labor strike, dispute, slowdown, stoppage, lockout or other concerted action by any of the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement applicable to its employees. The Company is in compliance in all material respects with all applicable labor, employment and occupational safety Laws.

                (b) The Company has not effectuated in the last two years (i) a "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act")) in the United States affecting any site of employment or facility or operating unit within any site of employment or facility of the Company or (ii) a "plant closing" (as defined in the WARN Act) in the United States affecting any site of employment or facility of the Company.

                (c) Section 3.11(c) of the Disclosure Schedule sets forth the name and current annual salary of each of the Company's and each of the Company Subsidiaries' employees receiving more than $100,000 in annual compensation.

          3.12 ENVIRONMENTAL LAWS. The Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws. Within the last two years, neither the Company nor any Company Subsidiary has received any

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written notice with respect to the business of, or any real property owned or leased by, the Company or any Company Subsidiary from any Person alleging that the Company or any Company Subsidiary is not in compliance with any Environmental Law or that the Company or any Company Subsidiary has liability or potential liability under Environmental Laws. To Parent's Knowledge, there has not been any "release" of a Hazardous Substance on any real property owned, leased or operated by the Company or any Company Subsidiary or at any property at which wastes of the Company or any Company Subsidiary have been managed or disposed resulting in liability of the Company or any Company Subsidiary under Environmental Laws.

          3.13 COMPLIANCE WITH LAWS. The Company and each Company Subsidiary is in compliance with all Laws applicable to it, its business or operations or any of its properties or assets (other than labor, employment and occupational safety Laws or Environmental Laws which are addressed in Sections 3.11(a) and 3.12, respectively), except for instances of noncompliance which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          3.14  PROPERTIES.

                (a) The Company or a Company Subsidiary has good, valid and marketable title to the assets reflected in the Balance Sheet or acquired after the date thereof, free and clear of any Liens (other than Permitted Liens), other than assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business. Section 3.14(a) of the Disclosure Schedule sets forth a listing of all fixed assets owned by the Company and the Company Subsidiaries and used in their business as of August 31, 2002.

                (b) The Company is in possession of and has good title to, or has valid and enforceable leasehold interests in or valid rights under contract to use, all furniture, machinery, equipment, fixtures and other tangible personal property which are material to the operations of the Company as currently conducted, and such furniture, machinery, equipment, fixtures and other tangible personal property are in good condition and repair (excepting ordinary wear and tear) and are suitable for the uses for which they are intended.

                (c) The Company does not own any real property. Section 3.14(c) of the Disclosure Schedule lists each parcel of real property leased by the Company and sets forth the term thereof. Each lease listed in Section 3.14(c) of the Disclosure Schedule is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to Parent's Knowledge, of each other Person that is a party thereto subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles. The Company has not received any written notice that it is in breach of or default under any lease listed in Section 3.14(c) of the Disclosure Schedule. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the real property leased by the Company or any portion thereof. Neither the execution, delivery or performance of this Agreement by Parent and the Company nor the consummation by Parent and the Company of the Transaction does or will conflict with or result in a breach of or default under any lease listed on Section 3.14(c) of the Disclosure Schedule. Parent has made available to Purchaser complete and correct copies of all leases or amendments thereto listed on
Section 3.14(c) of the Disclosure Schedule as in effect on the date hereof.

          3.15  CUSTOMER CONTRACTS; GOVERNMENT CONTRACTS AND BIDS; SUSPENSION.

                (a) CUSTOMER CONTRACTS.

                    (i) Section 3.15(a)(i) of the Disclosure Schedule lists the following Contracts (the "Customer Contracts"):

                        (aa) Contracts, and where applicable delivery or task orders under such Contracts, from which the Company (x) derived in the first six months of its fiscal year ending December 31, 2002, service revenues in excess of $500,000 or (y) expects to (without making any representation or warranty that it will) derive in its fiscal year ending December 31, 2002, service revenue in excess of $1,000,000; and

                        (bb) Contracts, and where applicable delivery or task orders under such Contracts, from which the Company (x) derived in first six months of its fiscal year ending December 31, 2002, product revenue in excess of $250,000 or (y) expects to (without making any representation or warranty that it will) derive in its fiscal year ending December 31, 2002, product revenue in excess of $500,000.

                    (ii) Parent has made available to Purchaser complete and correct copies of all Customer Contracts (other than Customer Contracts with the United States Government which are classified) as in effect on the date hereof (other than terms incorporated therein by reference).

                    (iii) Each Customer Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and, to Parent's Knowledge, of each other party thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

                    (iv) The Company has performed in all material respects all obligations required to be performed by it under, and has complied in all material respects with all requirements and terms and conditions of, each Customer Contract.

                    (v) Within the last four years, the Company has not received any written notice or claim or assertion of default, breach or termination, or any written cure or show cause notice, with respect to any Customer Contract.

                    (vi) To Parent's Knowledge, no event has occurred, which, with the passage of time or the giving of notice or both, would result in the Company being in a material default under, or in breach of, any Customer Contract.

                    (vii) All invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Customer Contract were current, accurate and complete in all material respects as of their submission date.

                    (viii) There has not been any material withholding or set-off, nor has there been any attempt to materially withhold or set-off, any money due under any Customer Contract.

                    (ix) Neither the execution, delivery or performance of this Agreement by Parent and the Company nor the consummation by Parent and the Company of the Transaction does or will conflict with or result in a breach of or default under any Customer Contract.

                (b) GOVERNMENT CONTRACTS AND BIDS. Within the last four years,
(i) all representations and certifications of the Company or any Company Subsidiary executed, acknowledged or set forth in or pertaining to a Government Contract or a Government Bid of the Company or any Company Subsidiary were current, accurate and complete in all material respects as of their effective date and (ii) the Company and the Company Subsidiaries have adhered to and complied in all material respects with all such representations and certifications. Within the last four years, neither the Company nor any Company Subsidiary has engaged in or been charged with, or received or been advised in writing or, to Parent's Knowledge, orally of any charge, investigation, claim or assertion of, nor has the Company or any Company Subsidiary or, to Parent's Knowledge, any of their respective directors, officers or employees in their capacities as such been subject to, any criminal indictment or information, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Government Contract or Government Bid, including material violations concerning (i) defective pricing within the meaning of the Truth in Negotiations Act, as amended, (ii) accounting, estimating, inventory, material requirements planning, material management and accounting systems, government property records or purchasing system deficiencies, (iii) mischarging of direct or indirect costs,
(iv) delivery to the United States Government or to a United States Government prime or subcontractor of material, components, items or services that do not or did not meet specifications or standards therefor, or delivery to the United States Government or to a United States Government prime or subcontractor of foreign-made material, components or items where domestic-made material, components or items were required, (v) improperly soliciting, obtaining, attempting to solicit or obtain or making or attempting to make any payment for any non-public proprietary or source selection information, (vi) unallowable costs, including unallowable direct or indirect costs, (vii) improper testing or test reports, (viii) failure to abide by the terms of a Government Contract or a Government Bid or (ix) Laws relating to any Government Contract or Government Bid, including the following: (A) the False Statements Act (18 U.S.C. 1001), (B) the False Claims Act (18 U.S.C. 287), (C) the False

Claims Act (31 U.S.C. 3729), (D) the Bribery, Gratuities and Conflicts of Interest Act (18 U.S.C. 201 and 5 U.S.C. 7353), (E) the Anti-Kickback Act (41 U.S.C. 51, 54), (F) the Anti-Kickback Enforcement Act of 1986 (Pub. L. 99-634),
(G) the Arms Export Control Act (22 U.S.C. 277 et seq), (H) the Foreign Corrupt Practices Act (15 U.S.C. 78 m, 78 dd-1, 78 ff), (I) the Export Administration Act (Pub. L. 99-64), (J) the War and National Defense Act (18 U.S.C. 793), (K) the Racketeer Influenced and Corrupt Organizations Act (18 U.S.C. 1961-68) or of any statute the violation of which would constitute "racketeering activity" within the meaning of such act, (L) the Conspiracy to Defraud the Government Act (18 U.S.C. 371), (M) the Program Fraud Civil Remedies Act (Pub. L. 99-509), (N) the Byrd Amendment, Pub. L. 101-121, Section 319, (O) "revolving door" legislation (37 U.S.C. 801, 41 U.S.C. 423, 18 U.S.C. 207, 18 U.S.C. 208, 18
U.S.C. 218, 18 U.S.C. 281, 10 U.S.C. 2397, 10 U.S.C. 2397a, 10 U.S.C. 2397b, 10
U.S.C. 2397), (P) the Defense Production Act (50 U.S.C. App. 2061), (Q) United States antiboycott laws (the Ribicoff Amendment to the 1976 Tax Reform Act, and the 1979 Export Administration Act), (R) the Defense Industrial Regulation (DoD 5220.22-R) or National Industrial Security Program Operating Manual (DoD 5220.22-M), or any agreement with the Defense Security Service, (S) Federal Acquisition Regulations, any applicable supplements thereto, alternative regulations applicable in lieu thereof, or applicable predecessor regulations,
(T) the Service Contract Act of 1965, as amended, (U) Cost Accounting Standards,
(V) Treasury Department embargo and sanctions regulations, 31 C.F.R. Part 500 et. seq., (W) the Small Business Act, as amended, (X) Executive Order 11246, as amended, and corresponding Department of Labor regulations, (Y) the Anti-Assignment Act, 41 U.S.C. Section 15, (Z) the Davis-Bacon Act, as amended,
(AA) the Fair Labor Standards Act, as amended, (BB) the Walsh-Healey Act, as amended or (CC) the Drug-Free Workplace Act, as amended, nor has the Company or any Company Subsidiary conducted any internal investigation in connection with any such material violation with the assistance of any legal counsel, auditor, accountant or investigator outside the Company.

                (c) SUSPENSION. Within the last four years, neither the Company, any Company Subsidiary, nor any of their respective directors, officers or employees in connection with the performance of the duties for or on behalf of the Company or a Company Subsidiary has been debarred, suspended, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. Within the last four years, no debarment, suspension or exclusion proceeding has been initiated against Company, any Company Subsidiary or any of their respective directors, officers or employees in connection with the performance of the duties for or on behalf of the Company or any Company Subsidiary. To Parent's Knowledge, no circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company, any Company Subsidiary or any of their respective directors, officers or employees in connection with the performance of the duties for or on behalf of the Company or any Company Subsidiary.

          3.16 OTHER CONTRACTS. Section 3.16 of the Disclosure Schedule lists the following Contracts to which the Company or any Company Subsidiary is a party or by or to which any of their respective assets, properties or securities are bound or subject:

                (a) any Contract, which cannot be terminated by the Company or such Company Subsidiary on 90 days' notice or less and without penalty or premium, pursuant to which the Company or any Company Subsidiary (i) in the first six months of the Company's fiscal year ending December 31, 2002 purchased goods or services costing in excess of $50,000 or (ii) expects to (without making any representation or warranty that it will) purchase in the Company's fiscal year ended December 31, 2002, goods or services costing in excess of $100,000;

                (b) any Contract, which cannot be terminated by the Company or any Company Subsidiary on 90 days' notice or less and without penalty or premium, pursuant to which the Company or such Company Subsidiary is obligated to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier;

                (c) any Contract (excluding Plans) between the Company or any Company Subsidiary, on the one hand, and Parent or any Affiliate of Parent (other than the Company or any Company Subsidiary), on the other hand;

                (d) any Contract (excluding Plans) between (i) the Company or any Company Subsidiary, on the one hand, and any past or present director, proxyholder, officer or employee of the Company or any Company Subsidiary, on the other hand, or (ii) Parent or any of its Affiliates (other than the Company or any Company Subsidiary), on the one hand, and any present director, proxyholder, officer or employee of the Company or any Company Subsidiary, on the other hand;

                (e) any Contract providing for consulting services pursuant to which the Company or any Company Subsidiary will make payments in any year to any Person exceeding $50,000;

                (f) any Contract pursuant to which the Company or any Company Subsidiary, since January 1, 2000, sold, or after the date hereof is obligated to sell, to another Person securities, assets or properties for consideration (including the assumption of liabilities) in excess of $100,000, other than in the ordinary course of business;

                (g) any Contract pursuant to which the Company or any Company Subsidiary, since January 1, 2000, acquired, or after the date hereof is obligated to acquire, from another Person securities, assets or properties for consideration (including the assumption of liabilities) in excess of $100,000, other than in the ordinary course of business;

                (h) any Contract which contains covenants of the Company or any Company Subsidiary not to compete in any line of business, in any geographic area or with any Person or covenants of any Person not to compete with the Company or any Company Subsidiary or in any line of business of the Company or any Company Subsidiary; and

                (i) any Contract under which the Company or any Company Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $50,000.

Parent has made available to Purchaser complete and correct copies of all Contracts listed on Section 3.16 of the Disclosure Schedule as in effect on the date hereof (other than terms incorporated therein by reference). The Company or the Company Subsidiary party thereto has performed in all material respects all obligations required to be performed by it under, and has complied in all material respects with all requirements and terms and conditions of, each Contract listed on Section 3.16 of the Disclosure Schedule to which it is a party. Within the last two years, neither the Company nor any Company Subsidiary has received any written notice or claim or assertion of default, breach or termination, or any written cure or show cause notice, with respect to any Contract listed on Section 3.16 of the Disclosure Schedule to which it is a party.

          3.17  INTELLECTUAL PROPERTY.

          (a) The Company owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property and other proprietary information used in or necessary for the conduct of the business of the Company as such business is currently conducted.

          (b) The Company has taken all reasonable steps to protect the Company Intellectual Property. All registered Company Intellectual Property is in good standing with all fees and filings due as of the date hereof having been duly made. Section 3.17(b) of the Disclosure Schedule sets forth a full and complete list of all United States and foreign patents and patent applications, registered trademarks and trademark applications, registered service marks and service mark applications, registered copyrights and copyright applications. With respect to the patent application set forth on Section 3.17(b) of the Disclosure Schedule: (i) the Company has not made any intentional misrepresentations or misstatements and has not intentionally failed to disclose material information during the prosecution of such patent application; (ii) the Company has not sought or received a written opinion of patent counsel specifically opining as to the likelihood of obtaining or not obtaining patent rights under such patent application; and (iii) to Parent's Knowledge, such patent application was filed in the name of the proper inventor(s). The Company Intellectual Property is free and clear of any and all Liens (other than Permitted Liens) and restrictions on transferability (including in the event of change of control of the Company).

          (c) To Parent's Knowledge, no Person is infringing or misappropriating the rights of the Company with respect to any Company Intellectual Property. Within the last six years, neither the Company nor the operation of the Company has infringed, misappropriated or otherwise conflicted with any trademark, trade secret, service mark or copyright of any third party or, to Parent's Knowledge, infringed any patent of any third party. There is no Litigation pending or, to Parent's Knowledge, threatened against the Company that involves a claim of infringement of any patent, trademark, service mark or copyright or violation or misappropriation of any trade secret or other proprietary right of any Person.

          (d) Section 3.17(d) of the Disclosure Schedule sets forth any offers for a license or written notices of infringement or misappropriation in connection with Intellectual Property that the Company has received in the last three years.

          (e) Neither the execution, delivery or performance of this Agreement by Parent and the Company nor the consummation by Parent and the Company of the Transaction does or will conflict with or result in a breach of or default under any license of Intellectual Property to which the Company is a party or otherwise bound.

          (f) Since December 31, 2001, the Company has not: (i) sold, assigned, transferred, leased, licensed or otherwise encumbered any Company Intellectual Property; (ii) disclosed any proprietary confidential information or Company Intellectual Property to any Person (other than Purchaser and its Affiliates) except under the Company's customary non-disclosure agreement in the ordinary course of business; or (iii) permitted to lapse any registered Company Intellectual Property.

          (g) All software delivered by the Company in performance of a Government Contract, other than third party software, either (i) has included the proper restrictive legends such as "Restricted Rights," "Government Purpose Rights," "Limited Rights" or "Special Purpose Rights," within the meaning of the Federal Acquisition Regulations, or (ii) otherwise has been delivered with the appropriate restrictive notices in accordance with the terms of the Government Contract.

          (h) Immediately following the Closing, all software systems and applications used by the Company in the operation of its business (other than readily-available commercial software programs having a price per copy or per seat of less than $3,000) shall be available for use by the Company on substantially the same terms and conditions under which the Company used such software systems and applications immediately prior to the Closing, except that if immediately following the Closing any such software systems or applications are made available to the Company pursuant to the Transitional Services Agreement, such software systems or applications shall be available for use by the Company on the terms and conditions of the Transitional Services Agreement.

          3.18 BROKERS AND FINDERS. Neither Parent, the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction, except Goldman, Sachs & Co., whose fees and expenses will be paid by Ultimate Parent in accordance with Ultimate Parent's agreement with such firm.

          3.19 SUPPLIERS. Section 3.19 of the Disclosure Schedule lists the top ten suppliers of the Company and the Company Subsidiaries (on a consolidated basis) by volume of purchases from such suppliers, for the fiscal year ended December 31, 2001 and the six-month period ended June 30, 2002. Neither the Company nor any Company Subsidiary has received any written notice from any such supplier to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms with respect to, supplying materials, products or services to the Company or any Company Subsidiary (whether as a result of the consummation of the Transaction or otherwise).

          3.20 BANK ACCOUNTS; OFFICERS AND DIRECTORS. Section 3.20 of the Disclosure Schedule lists all of the Company's and the Company Subsidiaries' bank accounts (designating each authorized signatory and the level of each signatory's authorization) and all of the Company's and the Company Subsidiaries' officers and directors.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND PURCHASER

          Holdings and Purchaser, jointly and severally, represent and warrant to Parent that:

          4.1   ORGANIZATION, QUALIFICATION AND POWER AND AUTHORITY.

                (a) Each of Holdings and Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser has made available to Parent complete and correct copies of the respective certificates of incorporation of Holdings and Purchaser as in effect as of the date hereof.

                (b) Each of Holdings and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement and the consummation by Holdings and Purchaser of the Transaction have been duly and validly authorized by Holdings and Purchaser, and no other corporate proceeding on the part of Holdings or Purchaser is necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Holdings and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Parent and the Company, constitutes the valid and binding agreement of Holdings and Purchaser, enforceable against Holdings and Purchaser in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          4.2 CAPITAL STOCK. As of the date hereof, (a) the authorized capital stock of Holdings consists of (i) 96,790 shares of Class A Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding, and (ii) 54,851,563 shares of Common Stock, par value $0.001 per share, of which 24,527,463 shares are issued and outstanding, and (b) the authorized capital stock of Purchaser consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are issued and outstanding and owned beneficially and of record by Holdings. Not later than immediately prior to, and as of, the Closing,
(a) the authorized capital stock of Holdings shall consist of (i) 96,790 shares of Class A Preferred Stock, par value $0.01 per share, (ii) 33,500 shares of Class B Preferred Stock, par value $0.01 per share, all of which shares shall then be issued and outstanding, and (iii) 57,738,488 shares of Common Stock, par value $0.001 per share, of which 53,864,235 shares shall then be issued and outstanding and (b) the authorized capital stock of Purchaser shall consist of 1,000 shares of Common Stock, par value $0.01 per share, all of which shall then be issued and outstanding and owned beneficially and of record by Holdings. Except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, neither Holdings nor Purchaser has outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any shares of capital stock. Except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, neither Holdings nor Purchaser is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act of 1933, as amended, any shares of its capital stock. All of the shares of Holdings' and Purchaser's outstanding capital stock have been duly authorized and are validly issued, fully-paid and non-assessable. Not later than immediately prior to, and as of, the Closing, the shares of Series B Preferred Stock will be duly authorized, owned directly by Purchaser free and clear of all Liens (except restrictions on transfers of securities imposed by applicable state and federal securities Laws or the Stockholders Agreement) and validly issued, fully-paid and non-assessable. Upon delivery at the Closing pursuant to
Section 2.4(b)(ii) of the certificate or certificates representing the shares of Series B Preferred Stock, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer, Parent or its Affiliate will acquire good, valid and marketable title to the shares of Series B Preferred Stock free and clear of all Liens (except restrictions on transfers of securities imposed by applicable state and federal securities Laws or the Stockholders Agreement) and the shares of Series B Preferred Stock will be duly authorized, validly issued, fully-paid and non-assessable.

          4.3   GOVERNMENTAL CONSENTS; NO VIOLATIONS.

                (a) Except for the filing of notification and report forms with the FTC and the Antitrust Division under the HSR Act and the expiration or termination of any applicable waiting period thereunder no notices to, consents of, or filings with, any Governmental Authority are necessary in connection with the execution and delivery by Holdings and Purchaser of this Agreement and the consummation by Holdings and Purchaser of the Transaction.

                (b) Neither the execution, delivery or performance of this Agreement by Holdings and Purchaser nor the consummation by Holdings and Purchaser of the Transaction does or will (i) conflict with or result in a breach of the respective certificates of incorporation or bylaws of Holdings or Purchaser, (ii) conflict with or result in a breach of or default under any Contract to which Holdings or Purchaser is a party or by which Holdings or Purchaser or any of their respective properties or assets are bound, (iii) conflict with or result in or constitute a breach of or default under any license, Permit or other authorization from Governmental Authorities applicable to or necessary for the operation of Holdings' or Purchaser's business or (iv) subject to the filing referred to in

Section 4.3(a), conflict with or violate any Order or Law applicable to Holdings or Purchaser or any of their respective properties or assets, except, in the case of clauses (ii), (iii) or (iv) of this Section 4.3(b) for conflicts, breaches, defaults or violations which would not, individually or in the aggregate, be reasonably likely to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Holdings or Purchaser to consummate the Transaction.

          4.4 FINANCING. Attached hereto as Exhibit 7A is a complete and correct copy of a written commitment from GTCR Fund VII, L.P. committing (subject to the conditions set forth therein) to provide Holdings and Purchaser with the cash equity financing they will require in order to consummate the Transaction (the "Equity Financing Commitment"). The Equity Financing Commitment is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Holdings and Purchaser, and to the knowledge of Holdings and Purchaser, of each other party thereto, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Attached hereto as Exhibit 7B and Exhibit 7C are complete and correct copies of written commitments from third parties committing (subject to the conditions set forth therein) to provide Holdings and Purchaser with all of the debt financing they will require in order to consummate the Transaction (the "Debt Financing Commitments"). Each of the Debt Financing Commitments is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Holdings and Purchaser, and to the knowledge of Holdings and Purchaser, of each other party thereto, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          4.5 HOLDINGS' AND PURCHASER'S OPERATIONS AND LIABILITIES. Holdings and Purchaser were incorporated on August 31, 2001 and since that date, Holdings and Purchaser have pursued various acquisitions (none of which have been consummated), but have not otherwise engaged in any business activities or conducted any other operations. Holdings and Purchaser have incurred customary liabilities and obligations in connection with pursuing such acquisitions, including liabilities and obligations incurred in connection with (a) the engagement of legal, accounting and other advisors, (b) the hiring and employment of employees and (c) the execution of a lease for their headquarters. In addition, Purchaser has executed a Professional Services Agreement with GTCR Golder Rauner, L.L.C., a complete and correct copy of which has been made available to Parent. Other than with respect to the matters described in the preceding sentences of this Section 4.5 and the liabilities and obligations of Holdings and Purchaser under the Contracts listed on Section 4.5 of the Purchaser Disclosure Schedule, Holdings and Purchaser have no material liabilities of any nature (whether accrued, absolute, contingent, known, unknown or otherwise).

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          4.6   LITIGATION. There is no Litigation pending, or to Holdings' or
Purchaser's knowledge, threatened against Holdings or Purchaser.

          4.7 COMPLIANCE WITH LAWS. Each of Holdings and Purchaser is in compliance with all Laws applicable to it or any of its properties or assets.

          4.8 BROKERS AND FINDERS. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction, except GTCR Golder Rauner, LLC, whose fees and expenses will be paid by Purchaser (or if the Transaction is consummated in accordance with this Agreement, by the Company) in accordance with Purchaser's agreement with such firm.

                                    ARTICLE V

                                    COVENANTS

          5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as otherwise set forth in Section 5.1 of the Disclosure Schedule, as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII, the Company shall, and the Company shall cause each Company Subsidiary to, conduct its operations in the ordinary course of business and use its commercially reasonable efforts to keep available the services of the its current directors, proxyholders, officers and employees and to preserve its relationships with customers and suppliers. Without limiting the generality of the foregoing, and except as otherwise set forth in Section
5.1 of the Disclosure Schedule, as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise contemplated by this Agreement, Parent agrees as to itself and the Company, and the Company agrees as to itself and the Company Subsidiaries, that, during the period from the date hereof to the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII:

                (a) GOVERNING DOCUMENTS; MEMBERSHIP INTERESTS; DISTRIBUTIONS. The Company shall not (i) amend its certificate of formation or operating agreement, (ii) issue, authorize or propose the issuance of any additional membership interests, any securities convertible into or exchangeable for any membership interest or rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests, (iii) repurchase, redeem otherwise reacquire any of its membership interests or (iv) declare, pay or make any distribution in respect of its membership interests and none of the Company Subsidiaries shall do any of the foregoing with respect to its organizational documents or capital.

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                (b) INDEBTEDNESS; CREDIT. Except for Indebtedness up to
$15,000,000 under its existing line of credit, neither the Company nor any Company Subsidiary shall incur any Indebtedness for money borrowed. Neither the Company nor any Company Subsidiary shall guarantee any Indebtedness for money borrowed by another Person. Except in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary shall extend credit in the sale of its services or products.

                (c) CAPITAL EXPENDITURES. Neither the Company nor any Company Subsidiary shall make, or make any commitment for, capital expenditures.

                (d) ACQUISITIONS; DISPOSITIONS. Except in the ordinary course of business and consistent with past practices, neither the Company nor any Company Subsidiary shall (i) acquire, lease or license any right or other asset from any other Person or (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person.

                (e) CUSTOMER CONTRACTS; OTHER CONTRACTS. Except in the ordinary course of business and consistent with past practices, neither the Company nor any Company Subsidiary shall enter into, modify or amend in any material respect, transfer or terminate, or waive, release or assign any material rights or claims under, any Customer Contract or any Contract required to be listed on
Section 3.16 of the Disclosure Schedule.

                (f) EMPLOYEE MATTERS. Except as required by Law or an existing Contract or Plan, neither the Company nor any Company Subsidiary shall (i) increase the compensation or fringe benefits of any of the Executive Employees,
(ii) materially increase the compensation or fringe benefits of any of its employees other than the Executive Employees, (iii) enter into any Contract with any of its employees, officers or directors regarding his or her employment, compensation or benefits, other than the Company's standard employment agreement with newly-hired employees in the ordinary course of business or (iv) adopt any plan, arrangement or policy which would become a Plan or amend any Plan to the extent such adoption or amendment would create or increase in any material respect any liability or obligation on the part of the Company.

                (g) ACCOUNTING POLICIES AND PROCEDURES. Neither the Company nor any Company Subsidiary shall make any material change to its accounting methods, principles or practices, except as may be required by applicable Laws or GAAP.

                (h) TAXES. None of Parent, the Company or any of the Company Subsidiaries shall make any material Tax election or settle or compromise any material Tax liability relating to the businesses of the Company, except in the ordinary course of business; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to any such Tax election or Tax liability related to a Tax Return filed with respect to an Affiliated Group that includes Parent or any Subsidiary of Parent (other than the Company or any of the Company Subsidiaries).

                (i) INTELLECTUAL PROPERTY. The Company and the Company Subsidiaries shall take all reasonable actions to maintain and protect the Company Intellectual Property so as not to adversely affect the validity or enforcement thereof and shall not dispose of any of its rights to the use of any other Intellectual Property, except in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, except in the ordinary course of business and consistent with past practices, neither the Company nor any Company Subsidiary shall dispose of or disclose to any Person any trade secrets, formula, process, confidential information or know-how contained in Company Intellectual Property and not heretofore a matter of public knowledge except pursuant to the Company's customary non-disclosure agreement.

                (j) AFFILIATED TRANSACTIONS. Neither Parent, the Company nor any Company Subsidiary shall (and the Parent shall cause its Affiliates not to) directly or indirectly engage in any transaction, or execute, modify or amend any Contract, with any director, proxyholder, officer or employee of the Company or any Company Subsidiary.

                (k) NO AGREEMENTS. Neither Parent, the Company nor any Company Subsidiary shall authorize or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

          5.2   ACCESS TO INFORMATION.

                (a) From the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, the Company shall, and the Company shall cause the Company Subsidiaries to, provide Purchaser and its authorized agents and representatives and its lenders and their authorized agents and representatives (collectively, the "Representatives"), with reasonable access, during normal business hours and without material disruption to its day-to-day business, to the books and records pertaining to the Company or the Company Subsidiaries and, during such period, the Company shall, and the Company shall cause the Company Subsidiaries to, furnish promptly to such Representatives all financial, operating and other data and other information concerning the Company's and the Company Subsidiaries' businesses, properties and personnel as may reasonably be requested.

                (b) The Confidentiality Agreement shall apply with respect to Evaluation Material, as defined therein, furnished to the Representatives pursuant to this Section 5.2.

          5.3 HSR ACT FILING. Parent, Holdings and Purchaser shall, as promptly as practicable but in any event not more than 10 days after the date hereof, file, or cause to be filed, any required notification and report forms under the HSR Act with the FTC and the Antitrust Division in connection with the Transaction, and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Parent, Holdings and Purchaser will each furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filings necessary under the HSR Act.

          5.4   REASONABLE EFFORTS; CONSENTS.

                (a) Parent, Holdings and Purchaser shall, as promptly as practical, use all commercially reasonable efforts to consummate the Transaction, including filing notices to or filings with Governmental Authorities, and obtaining any consents, waivers and approvals from Persons (including the relevant licensors under Sections 4.1 and 6.3 of TSA C1 of the Transitional Services Agreement), in each case required in connection with the execution and delivery by Parent, the Company, Holdings or Purchaser of this Agreement or the consummation by Parent, the Company, Holdings or Purchaser of the Transaction. Parent, Holdings and Purchaser shall furnish to the other such information and assistance as the other may reasonably request in connection with required filings, notices, consents, waivers and approvals, and they shall keep each other advised of the progress of making all such filings and notices and obtaining all such consents, waivers and approvals.

                (b) Holdings and Purchaser shall use their respective commercially reasonable efforts to obtain cash equity financing and debt financing in the amounts set forth in, and on substantially the terms and conditions set forth in, the Equity Financing Commitment and Debt Financing Commitments, respectively.

          5.5 FURTHER ASSURANCES; COOPERATION. On and after the Closing Date, Parent, Holdings and Purchaser shall use all commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the Transaction, including the execution of any additional documents or instruments of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof.

          5.6 PUBLICITY. Parent, Holdings and Purchaser will consult with each other and will mutually agree upon any press release or public announcement or announcement to employees, customers or suppliers pertaining to this Agreement or the Transaction and shall not issue any such press release or announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchanges (in which case each of Parent, Holdings and Purchaser shall use reasonable efforts to consult with the other party as to the form and content of such disclosure prior to any such disclosure).

          5.7   EMPLOYEE MATTERS

                (a) AFFECTED EMPLOYEES. Each employee of the Company or any Company Subsidiary immediately prior to the Closing is referred to hereinafter as an "Affected Employee." Except as set forth in Section 5.7(h) or the Transitional Services Agreement, as of the Closing each Affected Employee shall cease to be an active participant in any Plan that is not sponsored or maintained solely by the Company.

                (b) EMPLOYEE COMPENSATION AND BENEFITS. For the period commencing on the Closing Date and ending upon December 31, 2002, the employee benefits to be provided to the Affected Employees shall be governed by the Transitional Services Agreement. Following such period, Purchaser shall provide the Affected Employees with compensation and employee benefit plans, policies and arrangements that are comparable, in the aggregate, with the compensation and employee benefit plans, policies and arrangements provided to similarly situated employees of other employers operating in the Company's sector.

                (c) SERVICE CREDIT; WELFARE BENEFIT OBLIGATIONS. Following the Closing, for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for purposes of accrual of benefits) with respect to each employee benefit or compensation plan of Purchaser, the Company or any other Affiliate of Purchaser in which any Affected Employee participates (each, a "Purchaser Plan"), service with Parent, the Company or any other Affiliate of Parent (or predecessor employers to the extent Parent, the Company or any other Affiliate of Parent provided past service credit) prior to the Closing shall be treated as service with Purchaser, the Company or any other Affiliate of Purchaser; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or with respect to equity based plans, policies or arrangements. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Purchaser Plan shall waive pre-existing condition limitations to the same extent waived under the analogous Plan. Affected Employees shall be given credit under the applicable Purchaser Plan for amounts paid under an analogous Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan. Without limiting the generality of the foregoing, as of the Closing, the Purchaser shall assume and agree to provide all accrued vacation and other paid time off entitlements to the Affected Employees to the extent such liabilities are accrued on the Closing Statements.

                (d) TREATMENT OF 401(k) ACCOUNTS. As soon as practicable following the Closing Date, Parent shall cause the trustee of the Getronics Retirement Savings Plan, effective January 1, 2001 (the "Parent 401(k) Plan") to transfer (in accordance with the requirements of Section 414(l) of the Code), in cash (or, with respect to Parent 401(k) Plan loan promissory notes, in kind), the account balances (including outstanding loan balances) under the Parent 401(k) Plan (the "Transferred Account Balances") of each Affected Employee who is a participant in the Parent 401(k) Plan to the trustee of a defined contribution plan (the "Purchaser 401(k) Plan") and trust maintained by Purchaser or the Company on or after the Closing Date (such plan and trust to be established or designated by Purchaser) which are intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively. Upon the making of such transfer (the "Transfer") and the receipt by the trustee of the Purchaser 401(k) Plan of the Transferred Account Balances, the Purchaser 401(k) Plan shall automatically assume all liabilities for accrued benefits under the Parent 401(k) Plan in respect of such Affected Employees, and the Parent 401(k) Plan shall be relieved of all such liabilities. Effective as of the Transfer, Purchaser shall indemnify and hold harmless the Parent 401(k) Plan, the trustees thereof,

Parent, its officers, directors, employees and agents and affiliates, from and against any and all liabilities arising out of or related to the participation of such Affected Employees in the Parent 401(k) Plan and the transfer of assets described herein provided, however, that such indemnification shall in no way limit, alter or affect the representations and warranties in Section 3.10. The parties shall cooperate in the taking of any action and the filing of any documents that may be required in connection with the transfer of assets and liabilities described herein.

                (e) CERTAIN AGREEMENTS.

                    (i) Following the Closing, Purchaser shall cause the Company to perform, in accordance with their terms, all employment or compensation agreements between the Company, on the one hand, and any past or present director, officer or employee of the Company, on the other hand to the extent that such agreements are listed on Section 5.7(e)(i) of the Disclosure Schedule and copies of such agreements are provided to Purchaser prior to the date hereof.

                    (ii) Section 5.7(e)(ii) of the Disclosure Schedule sets forth the incremental severance costs of the severance letters listed in Item 8 of Section 3.16(d) of the Disclosure Schedule over the severance costs of the severance pay plan named in Item 1(d) of Section 3.10(a) of the Disclosure Schedule for the Affected Employees listed on Section 5.7(e)(ii) of the Disclosure Schedule, in each case as in effect and as applied to such Affected Employees as of the date hereof. Parent shall reimburse the Company for the incremental severance costs set forth on Section 5.7(e)(ii) of the Disclosure
Schedule if and when such incremental costs are incurred by the Company.

                    (iii) Parent shall reimburse the Company for $4,167 of the monthly severance costs for the Affected Employee named in Item 7(a) of Section 3.16(d) of the Disclosure Schedule under the severance plan named in Item 7 of
Section 3.16(d) of the Disclosure Schedule, as in effect and as applied to such Affected Employee as of the date hereof, if and when such monthly severance costs are incurred by the Company.

                    (iv) The Company shall pay, and Parent shall cause the Company to pay, the amount due as a result of execution of this Agreement under each of the letters listed on Section 5.7(e)(iv) of the Disclosure Schedule prior to the Closing in accordance with such letter as in effect on the date hereof.

                    (v) Parent shall reimburse the Company for up to an aggregate of $250,000 of pro-rated bonus payments made in accordance with Section K of the Company's 2002 Short Term Incentive Program for Executive and Staff Management or Section K of the Company's 2002 Short Term Incentive Program for Program Management Staff, in each case as in effect on the date hereof, to Affected Employees terminated by the Company prior to December 31, 2002.

                (f) HFSI RETIREMENT PLAN, HFSI SERP AND RETIREE MEDICAL PLAN. Immediately prior to the Closing, (i) Parent (or such Affiliate as Parent may designate) shall assume sponsorship of the HFSI Retirement Plan, established effective October 1, 1990, as amended and restated from time to time (the "HFSI Plan"), the HFSI Supplemental Executive Retirement Plan, as amended effective July 1, 1993 (the "HFSI SERP"), and the Wang Federal Inc. Retiree Medical Plan, established as of January 1, 1996 (the "Retiree Medical Plan") and (ii) Parent shall cause the Company to transfer all assets or liabilities relating to the HFSI Plan, the HFSI SERP and the Retiree Medical Plan to Parent or such Affiliate of Parent. Parent shall take all actions necessary to cause the Company and each Company Subsidiary to cease to participate in the HFSI Plan, the HFSI SERP and the Retiree Medical Plan, effective as of the Closing. Prior to the Closing, Parent shall cause the Company to transfer all records, consents and election forms with respect to the HFSI Plan, the HFSI SERP and the Retiree Medical Plan to Parent or an Affiliate of Parent. From and after the Closing, Parent shall indemnify and hold harmless the Company, Purchaser and its Affiliates with respect to all liabilities attributable to the HFSI Plan, the HFSI SERP and the Retiree Medical Plan.

                (g) CERTAIN BENEFIT PLAN OBLIGATIONS. Commencing on January 16, 2003 and not later than the fifteenth business day after the end of each subsequent month following such date during 2003, Parent shall prepare and deliver to the Company a report (each, a "Parent Welfare Plan Report") reflecting (i) the amount of all claims and expenses and premiums related thereto, net of third-party insurance, made during the preceding month by any Affected Employees (or their covered beneficiaries) under any medical or dental benefit plan that is maintained by Parent in which such Affected Employees participated prior to the Closing, (ii) the amount of all claims, premiums and expenses attributable to the provision of the Services (as defined in the Transitional Services Agreement) by Parent pursuant to TSA C9 of the Transitional Services Agreement and (iii) the premiums for long-term disability coverage described in Section 5.7(h), in each case to the extent that such claims, expenses or premuims (as applicable) (aa) are covered under the applicable plan, (bb) are attributable to periods on or prior to December 31, 2002, and (cc) have not previously been paid by the Company to Parent pursuant TSA C9 of the Transitional Services Agreement. Not later than the fifth business day following receipt of each Parent Welfare Plan Report, the Company shall, and Holdings and Purchaser shall cause the Company to, reimburse Parent for the amount of such claims, expenses or premiums (as applicable) reflected on such Parent Welfare Plan Report by wire transfer of immediately available funds to an account specified by Parent in such Parent Welfare Plan Report.

                (h) LONG AND SHORT-TERM DISABILITY MATTERS. Following the Closing, the Company shall, and Holdings and Purchaser shall cause the Company to, continue to provide the short-term disability benefits to each Affected Employee who is on short-term disability leave of absence as of the Closing which would have been provided to such employees under the short-term disability plan of Parent until the earlier of (i) the date upon which such employee would no longer be eligible for benefits had such employee continued to be covered under Parent's short-term disability plan and (ii) the sixth month anniversary of the date upon which such employee became eligible for benefits under the short-term disability plan of Parent (such period, the "Coverage

Period"). During the Coverage Period, Parent shall cause each Affected Employee who (i) is on short-term disability leave as of the Closing and (ii) was participating in Parent's long-term disability plan as of the Closing to remain eligible for such long-term disability coverage, notwithstanding the occurrence of the Closing, provided, however, that the continuation of such eligibility shall be conditioned upon the payment of the applicable long-term disability coverage premium to the Company by the Affected Employee and the Company's payment of such amounts to Parent in accordance with Section 5.7(g).

                    (i) On and after the Closing Date, Parent, the Company and Purchaser shall fully cooperate in providing information necessary to file reports, complete claims or otherwise effect the provisions of this Section 5.7.

          5.8   INDEMNIFICATION.

                (a) Holdings and Purchaser shall not permit the indemnification obligations set forth in the Company's organizational documents, in each case as of the date of this Agreement, to be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of the parties entitled to indemnification.

                (b) If the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, Holdings and Purchaser shall cause proper provision to be made so that the successors and assigns of the Company honor the indemnification obligations set forth in the Company's organizational documents.

          5.9 INDEBTEDNESS. Prior to the Closing, the Company and the Company Subsidiaries shall payoff all Indebtedness outstanding such that there is no Indebtedness outstanding as of the Closing.

          5.10 INTERCOMPANY ACCOUNTS. The trade receivables and payables arising out of transactions occurring between Parent and any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company and any Company Subsidiary, on the other hand, reflected on the Final Closing Balance Sheet shall be settled in the ordinary course of business consistent with past practice. The amount reflected on the Final Closing Balance Sheet as an offset to member's capital as "receivables from Parent, net" (which is a cumulative balance of the distributions to Parent) shall not be settled at or after the Closing and neither Parent nor the Company shall have any obligation with respect thereto from and after the Closing.

          5.11 ALLOCATION OF PURCHASE PRICE. The Purchase Price, the Obligations Retained Payment and all other capitalizable costs shall be allocated among the assets of the Company as set forth in Exhibit 8 hereto (the "Allocation"), which has been arrived at by arm's length negotiation and in compliance with Section 1060 of the Code and the regulations promulgated thereunder. Each of Parent and Purchaser shall (i) timely file (and cause its Affiliates to file) all forms (including Internal Revenue Service Form
8594) and Tax Returns required to be filed in connection with the Allocation,
(ii) be bound, and cause its Affiliates to be bound, by the Allocation for purposes of determining Taxes (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any audit or proceeding before any tax authority, in any report, or for any other purpose, except to the extent required under applicable Law or financial reporting standards. In the event that the Allocation is disputed by any tax authority, the party receiving notice of the dispute shall promptly notify the other parities hereto concerning resolution of the dispute.

          5.12 TRANSFER TAXES. All transfer, documentary, sales, use registration and other such Taxes (including all applicable real estate transfer Taxes) and related fees incurred in connection with any of the transactions contemplated by this Agreement shall be borne one-half by Parent and one-half by Purchaser. Each of Purchaser and Parent shall prepare and file any Tax Return required to be filed by it in connection with any of the transactions contemplated by this Agreement (regardless of whether any Tax is required to be paid in connection with such filing), and Purchaser and Parent shall cooperate with each other in the preparation, execution and filing of such Tax Returns.

          5.13 NAME CHANGE. On or before the four-month anniversary of the Closing Date, Purchaser will change the name of the Company and cease using Ultimate Parent Names in any manner, except that the Company may continue to use the name of the Company in correspondence concerning any bid or proposal outstanding as of the Closing (a) until the earlier of (i) the date an award to any Person is made with respect to such bid or proposal or (ii) June 30, 2003 and (b) if after June 30, 2003 such bid or proposal remains outstanding, with the written consent of Parent which consent shall not be unreasonably delayed or withheld. Purchaser agrees that from and after the Closing Date, (a) the name of Ultimate Parent, the names of any Affiliate of Ultimate Parent, all trademarks or service marks of Ultimate Parent or any Affiliate of Ultimate Parent, or portions of any of the foregoing, and all similar or related names (all such names and marks being the "Ultimate Parent Names") shall be owned by Ultimate Parent or its Affiliates, (b) neither Purchaser nor the Company shall have any rights in, and shall not, after the four-month anniversary of the Closing Date, use, any Ultimate Parent Name and (c) neither Purchaser nor the Company shall contest the ownership or validity of any rights of Ultimate Parent or any of its Affiliates in or to any Ultimate Parent Name.

          5.14  CSOC CUSTOMER CONTRACT.

                (a) INITIAL CSOC SPREADSHEET. Subcontract #GA64208B06, dated November 9, 1998, by and between the Company and Lockheed Martin Space Operations Company (the "CSOC Customer") is hereafter referred to as the "CSOC Customer Contract" and the base period of the CSOC Customer Contract ending December 31, 2003 is hereinafter referred to as the "Base Period." Attached as
Exhibit 9 hereto is a spreadsheet mutually developed by Parent, the Company, Holdings and Purchaser (the "Initial CSOC Spreadsheet") reflecting: (i) the amounts paid to the Company under the CSOC Customer Contract during the period from January 1, 2002 through August 31, 2002 divided into the general categories entitled "Currently Being Paid CSOC Amounts," "Undisputed CSOC Amounts" and "Disputed CSOC Amounts" and the subcategories within such general categories reflected thereon, which general categories and subcategories reflect the mutual agreement of Parent, the Company, Holdings and Purchaser as to how the amounts paid to the Company under the CSOC Customer Contract during this period should be categorized; (ii) the accounts receivable outstanding as of August 31, 2002 under the CSOC Customer Contract divided into the general categories entitled "Currently Being Paid CSOC Accounts Receivable," "Undisputed CSOC Accounts Receivable" and "Disputed CSOC Accounts Receivable" and the subcategories within such general categories reflected thereon, which general categories and subcategories reflect the mutual agreement of Parent, the Company, Holdings and Purchaser as to how the accounts receivable outstanding under the CSOC Customer Contract should be categorized; and (iii) the amounts projected to be billed by the Company under the CSOC Customer Contract during each month remaining in the Base Period divided into the general categories entitled "Projected Currently Being Paid CSOC Accounts Receivable," "Projected Undisputed CSOC Accounts Receivable" and "Projected Disputed CSOC Accounts Receivable" and the subcategories within such general categories reflected thereon, which general categories and subcategories reflect the mutual agreement of Parent, the Company, Holdings and Purchaser as to how the amounts projected to be billed by the Company under the CSOC Customer Contract should be categorized.

                (b) PRE-CLOSING CSOC SPREADSHEETS. Not later than the tenth business day after the end of each month prior to the Closing, the Company shall, and Parent shall cause the Company to, prepare and deliver to Purchaser a spreadsheet (each a "Pre-Closing CSOC Spreadsheet") reflecting: (i) the amounts paid to or received by the Company under or with respect to the CSOC Customer Contract during such month divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts; (ii) the accounts receivable outstanding as of the end of such month under the CSOC Customer Contract divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts; and (iii) the amounts projected to be billed by the Company under the CSOC Customer Contract during each month remaining in the Base Period divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts. Each Pre-Closing CSOC Spreadsheet shall be prepared, and shall allocate the amounts paid to or received by the Company under or with respect to the CSOC Customer Contract, the accounts receivable outstanding under the CSOC Customer Contract and the amounts projected to be billed by the Company under the CSOC Customer Contract, in a manner consistent with the mutually agreed methodologies used in preparing, and in categorizing such amounts, accounts receivable and amounts projected to be billed on, the Initial CSOC Spreadsheet.

                (c) CLOSING CSOC SPREADSHEET. Not later than the tenth business day after the Closing, Purchaser shall prepare and deliver to Parent a spreadsheet (the "Closing CSOC Spreadsheet") reflecting: (i) the amounts paid to or received by the Company under or with respect to the CSOC Customer Contract during the period from the month end reported on the last Pre-Closing CSOC Spreadsheet to the Closing Date divided into the same general categories and subcategories reflected on the Initial CSOC

Spreadsheet for such amounts; (ii) the accounts receivable outstanding as of the Closing Date under the CSOC Customer Contract divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts; and (iii) the amounts projected to be billed by the Company under the CSOC Customer Contract during each month remaining in the Base Period divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts. The total amount projected to be billed during the remainder of the Base Period on the Closing CSOC Spreadsheet in the category entitled "Projected Currently Being Paid CSOC Accounts Receivable" shall be referred to herein as the "Currently Being Paid Post-Closing CSOC Accounts Receivable." The total amount of accounts receivable outstanding as of the Closing Date on the Closing CSOC Spreadsheet in the category entitled "Undisputed CSOC Accounts Receivable" shall be referred to herein as the "Undisputed Closing CSOC Accounts Receivable." The total amount projected to be billed during the remainder of the Base Period on the Closing CSOC Spreadsheet in the category entitled "Projected Undisputed CSOC Accounts Receivable" shall be referred to herein as the "Undisputed Post-Closing CSOC Accounts Receivable." The total amount of accounts receivable outstanding as of the Closing Date on the Closing CSOC Spreadsheet in the category entitled "Disputed CSOC Accounts Receivable" shall be referred to herein as "Disputed Closing CSOC Accounts Receivable." The total amount projected to be billed during the remainder of the Base Period on the Closing CSOC Spreadsheet in the category entitled "Projected Disputed CSOC Accounts Receivable" shall be referred to herein as "Disputed Post-Closing CSOC Accounts Receivable." The Closing CSOC Spreadsheet shall be prepared, and shall allocate amounts paid to or received by the Company under or with respect to the CSOC Customer Contract, the accounts receivable outstanding under the CSOC Customer Contract and amounts projected to be billed under the CSOC Customer Contract, in a manner consistent with the mutually agreed methodologies used in preparing, and in categorizing such amounts, accounts receivable and amounts projected to be billed on, the Initial CSOC Spreadsheet. Parent shall, on or before the date that it is required to notify Purchaser of any objections regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet) pursuant to Section 2.5(b), notify Parent of any and all objections it has regarding the manner in which any item or items are treated on the Closing CSOC Spreadsheet. If Parent fails to notify Purchaser of any objection regarding the manner in which any item or items are treated on the Closing CSOC Spreadsheet within such period, Parent shall be deemed to have accepted the Closing CSOC Spreadsheet and such Closing CSOC Spreadsheet shall be the "Closing CSOC Spreadsheet." If Parent notifies Purchaser of any objections regarding the manner in which any item or items are treated or classified on the Closing CSOC Spreadsheet by such date, Parent and Purchaser shall attempt to resolve such objections during the 30 calendar days following such date. If Parent and Purchaser are unable to agree on the manner in which any item or items should be treated in the Closing CSOC Spreadsheet, Parent and Purchaser shall each prepare separate written reports of such item or items and refer such reports to the Purchase Price Adjustment Arbitrator within 30 calendar days after the expiration of such 30-day period. The Purchase Price Adjustment Arbitrator shall determine within 30 calendar days after receipt of such reports the manner in which such item or items shall be treated on the Closing CSOC Spreadsheet; PROVIDED, HOWEVER, that the dollar amount of each item so determined shall be within the range of dollar amounts proposed by Parent and Purchaser. The determinations by the Purchase Price Adjustment Arbitrator regarding the manner in which any item or items are treated on the Closing CSOC Spreadsheet shall be in writing and shall be Final and Binding. Following the resolution of all objections of Parent regarding the manner in which any item or items are treated on the Closing CSOC Spreadsheet, by mutual agreement or the Purchase Price Adjustment Arbitrator, Purchaser shall prepare a revised Closing CSOC Spreadsheet reflecting such resolution and shall deliver copies thereof to Parent, and such Closing CSOC Spreadsheet shall be the "Closing CSOC Spreadsheet."

                (d) POST-CLOSING CSOC SPREADSHEETS. Not later than the tenth business day after the end of each month following the Closing, the Company shall, and Holdings and Purchaser shall cause the Company to, prepare and deliver to Parent a spreadsheet (each a "Post-Closing CSOC Spreadsheet") reflecting: (i) the amounts paid to or received by the Company under or with respect to the CSOC Customer Contract during such month divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts; (ii) the accounts receivable outstanding as of the end of such month under the CSOC Customer Contract divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts;
(iii) the amounts projected to be billed by the Company under the CSOC Customer Contract during each month remaining in the Base Period divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts; and (iv) all CSOC Payments paid over to Parent or retained by the Company pursuant to Section 5.14(e)(ii) during such month and for the period from the Closing to the end of such month divided into the same general categories and subcategories reflected on the Initial CSOC Spreadsheet for such amounts. Each Post-Closing CSOC Spreadsheet shall be prepared, and shall allocate the amounts paid to or received by the Company with respect to the CSOC Customer Contract, the accounts receivable outstanding under the CSOC Customer Contract, the amounts projected to be billed by the Company under the CSOC Customer Contract and the CSOC Payments, in a manner consistent with the mutually agreed methodologies used in preparing, and in categorizing such amounts, accounts receivable, amounts projected to be billed and CSOC Payments on, the Initial CSOC Spreadsheet.

                (e) SHARING OF CSOC PAYMENTS.

                    (i) Any and all consideration in any form paid to or received by the Company after the Closing Date under or with respect to, or in any way related to, the CSOC Customer Contract for the Base Period, whether paid or received in the ordinary course of business, as a result of a settlement, compromise or consent to entry of judgment in the CSOC Action (made with or without Parent's prior written consent under Section 5.14(g)(i)), an arbitration or court award (in the CSOC Action or otherwise) or otherwise, are hereinafter referred to individually as a "CSOC Payment" and collectively as the "CSOC Payments," except that amounts paid to the Company with respect to Currently Being Paid Post-Closing CSOC Accounts Receivable consistent (or with respect to the timing of the payment of such amounts, substantially consistent) with the current practice of the CSOC Customer of paying "Currently Being Paid CSOC Amounts" reflected on the Initial

CSOC Spreadsheet shall be excluded from the defined terms CSOC Payment and CSOC Payments. If any CSOC Payment is received by the Company as a result of arbitration or court award in the CSOC Action and such arbitration or court award also awards monetary relief to the CSOC Customer, the amount of such CSOC Payment to be paid over to Parent or retained by the Company pursuant to Section 5.14(e)(ii) shall be the amount of such CSOC Payment net of the amount of the monetary relief awarded to the CSOC Customer and paid by the Company. If, after the Closing, any Affiliate of the Company, Holdings or Purchaser is paid or receives any consideration in any form with respect to, or in any way related to, the CSOC Customer Contract for the Base Period, whether paid or received in the ordinary course of business, as a result of a settlement, compromise or consent to entry of judgment in the CSOC Action negotiated settlement (made with or without Parent's prior written consent under Section 5.14(g)(i)), an arbitration or court award (in the CSOC Action or otherwise) or otherwise, such consideration shall be deemed to have been paid to or received by the Company under or with respect to the CSOC Customer Contract and to be a CSOC Payment. If after the Closing Parent or any of its Affiliates receives any payment from the CSOC Customer relating to the CSOC Customer Contract, such payment shall be received and held in trust by Parent apart from its other assets and paid over to the Company for distribution in accordance with Section 5.14(e)(ii).

                    (ii) The CSOC Payments shall be paid over to Parent or retained by the Company as follows:

                        (aa) first, an amount equal to the Undisputed Closing CSOC Accounts Receivable shall be paid over to Parent by the Company;

                        (bb) second, after an amount has been paid over in accordance with Section 5.14(e)(ii)(aa), an amount equal to the Undisputed Post-Closing CSOC Accounts Receivable shall be retained by the Company;

                        (cc) third, after amounts have been paid over or retained, respectively, in accordance with Sections 5.14(e)(ii)(aa) and
       (bb), an amount equal to the Disputed Closing CSOC Accounts Receivable shall be paid over to Parent by the Company;

                        (dd) fourth, after the amounts have been paid over or retained, as the case may be, in accordance with Sections (e)(ii)(aa),
       (bb) or (cc) , an amount equal to the Disputed Post-Closing CSOC Accounts Receivable shall be retained by the Company; and

                        (ee) fifth, after amounts have been paid over or retained, as the case may be, in accordance with Sections
       5.14(e)(ii)(aa), (bb), (cc) and (dd), one-half of each and every CSOC Payment shall be retained by the Company and the remaining one-half of each and every CSOC Payment shall be paid over to Parent.

                    (iii) If the aggregate amount retained by the Company pursuant to Sections 5.14(e)(ii)(bb) is less than the Undisputed Post-Closing CSOC Accounts Receivable Bogey, Parent shall pay Purchaser an amount equal to the difference between the aggregate amount retained by the Company pursuant to
Section 5.14(e)(ii)(bb) and the Undisputed Post-Closing CSOC Accounts Receivable Bogey; PROVIDED, HOWEVER, that: (aa) Parent shall have no obligation or liability under this Section 5.14(e)(iii) until the Company shall have exhausted all commercially reasonable efforts to collect an amount of Undisputed Post-Closing CSOC Accounts Receivable at least equal to the Undisputed Post-Closing CSOC Accounts Receivable Bogey; (bb) if for any reason whatsoever the Company is relieved of all or any part of its obligations under, or in any way related to, services performed or products supplied under the CSOC Customer Contract giving rise to Undisputed Post-Closing CSOC Accounts Receivable, then the Undisputed Post-Closing CSOC Accounts Receivable Bogey shall be reduced dollar-for-dollar for the cost savings, plus any margin associated therewith, directly or indirectly resulting from the Company having been so relieved of all or any part of its obligations under, or in any way related to, the services performed or products supplied under CSOC Customer Contract giving rise to Undisputed Post-Closing CSOC Accounts Receivable; and (cc) Parent's obligation and liability to pay Purchaser under this Section 5.14(e)(iii) shall expire upon the first to occur of any amendment of the CSOC Customer Contract made without Parent's prior written consent under Section 5.14(f) or any settlement or compromise of the CSOC Action or consent to the entry of any judgment in the CSOC Action, in each case, made without Parent's prior written consent under
Section 5.14(g)(i). Parent's obligation and liability to pay Purchaser under this Section 5.14(e)(iii), as determined, conditioned, reduced or terminated pursuant to this Section 5.14(e)(iii), shall be satisfied by a release from the Escrow Agreement pursuant to Section 1.2(a)(vi)(aa) thereof. If after any such release from the Escrow Agreement, the Company collects any Undisputed Post-Closing CSOC Accounts Receivable any and all amounts so collected shall be paid over to Parent, and the Company shall not retain any CSOC Payments pursuant to Sections (e)(ii)(bb), (dd) or (ee), until an amount equal to the amount of such release has been paid over to Parent.

                    (iv) If the aggregate amount retained by the Company pursuant to Section 5.14(e)(ii)(dd) is less than the Disputed Post-Closing CSOC Accounts Receivable Bogey, Parent shall pay Purchaser an amount equal to the difference between the aggregate amount retained by the Company pursuant to
Section 5.14(e)(ii)(dd) and the Disputed Post-Closing CSOC Accounts Receivable Bogey; PROVIDED, HOWEVER, that: (aa) Parent shall have no obligation or liability under this Section 5.14(e)(iv) until the Company shall have exhausted all commercially reasonable efforts to collect an amount of Disputed Post-Closing CSOC Accounts Receivable at least equal to the Disputed Post-Closing CSOC Accounts Receivable Bogey; (bb) if for any reason whatsoever the Company is relieved of all or any part of its obligations under, or in any way related to, services performed or products supplied under the CSOC Customer Contract giving rise to Disputed Post-Closing CSOC Accounts Receivable, then the Disputed Post-Closing CSOC Accounts Receivable Bogey shall be reduced dollar-for-dollar for the cost savings, plus any margin associated therewith, directly or indirectly resulting from the Company having been so relieved of all or any part of its obligations under, or in any way related to services performed or products supplied under, the CSOC Customer Contract giving rise to Disputed Post-Closing CSOC Accounts Receivable; and (cc) Parent's obligation and liability to pay Purchaser under this Section 5.14(e)(iv) shall expire upon the first to occur of any amendment of the CSOC Customer Contract made without Parent's prior written consent under Section 5.14(f) or any settlement or compromise of the CSOC Action or consent to the entry of any judgment in the CSOC Action, in each case, made without Parent's prior written consent under Section 5.14(g)(i). Parent's obligation and liability to pay Purchaser under this Section 5.14(e)(iv), as determined, conditioned, reduced or terminated pursuant to this Section 5.14(e)(iv), shall be satisfied by a release from the Escrow Agreement pursuant to Section 1.3(a)(vi)(aa) thereof. If after any such release from the Escrow Agreement, the Company collects any Disputed Post-Closing CSOC Accounts Receivable any and all amounts so collected shall be paid over to Parent, and the Company shall not retain any CSOC Payments pursuant to Sections (e)(ii)(bb), (dd) or (ee), until an amount equal to the amount of such release has been paid over to Parent.

                    (v) The Company shall, and Holdings and Purchaser shall cause the Company to, make the payments due Parent under Section 5.14(e)(ii)(aa), (cc) or (ee) in cash not later than the tenth business day after the end of the month in which the date of the CSOC Payment giving rise to the obligation falls. The obligation of the Company to pay, and of Holdings and Purchaser to cause the Company to pay, Parent the amounts due Parent under Sections 5.14(d)(ii)(aa), (bb) or (ee) shall apply irrespective of whether the CSOC Payment giving rise to such obligation is in the ordinary course of business or results from a negotiated settlement or arbitration or court award or otherwise.

                (f) PERFORMANCE OF CSOC CUSTOMER CONTRACT AND COLLECTION OF CSOC AMOUNTS. The Company shall, and Holdings and Purchaser shall cause the Company to, use all commercially reasonable efforts to (i) perform its obligations under the CSOC Customer Contract in accordance with the terms thereof and (ii) bill and collect all of the Undisputed Closing CSOC Accounts Receivable, Undisputed Post-Closing CSOC Accounts Receivable, Disputed Closing CSOC Accounts Receivable and Disputed Post-Closing CSOC Accounts Receivable. The Company shall not, and Holdings and Purchaser shall not permit the Company to, agree to amend the CSOC Customer Contract in any manner whatsoever without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless simultaneously with such amendment: (i) the Company pays over to Parent an amount equal to the difference between the Undisputed Closing CSOC Account Receivable and the aggregate amount previously paid over to Parent under
Section 5.14(e)(ii)(aa); (ii) Holdings, Purchaser and the Company release Parent from any and all obligations under (aa) Sections 5.14(e)(iii), 5.14(e)(iv), 5.14(g) and 5.14(h) and (bb) the Escrow Agreement such that all amounts held in escrow thereunder are released and paid to Parent; (iii) Purchaser pays to Parent an amount in cash equal to difference between the sum of the Undisputed Post-Closing CSOC Accounts Receivable Bogey and the Disputed Post-Closing CSOC Accounts Receivable Bogey and the amount released and paid to Parent pursuant to the immediately preceding clause (ii)(bb); and (iv) the CSOC Customer releases Parent and its Affiliates from any and all claims arising out of the CSOC Customer Contract.

                (g) CSOC ACTION.

                    (i) The Company shall, and Holdings and Purchaser shall cause the Company to, use all commercially reasonable efforts to prosecute the action entitled GETRONICS GOVERNMENT SOLUTIONS, L.L.C. v. LOCKHEED MARTIN SPACE OPERATIONS COMPANY; Cause No. 2002-05998, In the District Court of Harris County, Texas; 295th Judicial District (the "CSOC Action") and defend against claims or counterclaims asserted in the CSOC Action. The Company shall, and Holdings and Purchaser shall cause the Company to, continue the use of the law firms of Wiley Rein & Fielding LLP and Clements, O'Neill, Pierce, Wilson & Fulkerson, L.L.P. in their prosecution and defense of the CSOC Action. Parent shall have the right but not the obligation to participate, subject to the Company's right to have final say in case management decisions, in the management of the CSOC Action with its own counsel and at its own expense. The Company shall and shall cause its counsel to, and Holdings and Parent shall cause the Company to, inform Parent and its counsel of and consult with Parent and its counsel regarding the prosecution and defense of the CSOC Action and any settlement or compromise of the CSOC Action or any consent to the entry of any judgment in the CSOC Action. The Company shall not, and Holdings and Purchaser shall not permit the Company to, agree to settle or compromise the CSOC Action or consent to the entry of any judgment in the CSOC Action without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless simultaneously with such settlement, compromise or consent to entry of judgment: (aa) the Company pays over to Parent an amount equal to the difference between the Undisputed Closing CSOC Accounts Receivable and the aggregate amount previously paid over to Parent under Section 5.14(e)(ii)(aa); (bb) Holdings, Purchaser and the Company release Parent from any and all obligations under (1) Sections 5.14(e)(iii), 5.14(e)(iv) and 5.14(h) and this Section 5.14(g) and (2) the Escrow Agreement such that all amounts held in escrow thereunder are released and paid to Parent; (cc) Purchaser pays to Parent an amount in cash equal to difference between the sum of the Undisputed Post-Closing CSOC Accounts Receivable Bogey and the Disputed Post-Closing CSOC Accounts Receivable Bogey and the amount released and paid to Parent pursuant to the immediately preceding clause (ii)(bb); and (dd) the CSOC Customer releases Parent and its Affiliates from any and all claims arising out of the CSOC Customer Contract.

                    (ii) The costs and expenses incurred by the Company in prosecuting and defending the CSOC Action through the Closing Date, to the extent not paid prior to the Closing Date, shall be included in "Current Liabilities" on the Final Closing Balance Sheet for purposes of calculating Closing Net Working Capital and the resulting Cash Portion of the Purchase Price. The Company shall pay, and Holdings and Purchaser shall cause the Company to pay, all costs and expenses incurred by the Company in prosecuting and defending the CSOC Action on or after the Closing Date, except that if such costs and expenses incurred after the Closing Date exceed $1,000,000, Parent shall reimburse the Company for the lesser of (aa) 80% of the amount of such excess costs and expenses incurred after the Closing Date or (bb) $1,000,000; PROVIDED, HOWEVER, that Parent shall have no further obligation or liability under this second sentence of this Section 5.14(g)(ii) after the aggregate amount paid by Parent for Parent Obligations Subject to the Parent Cap equals the Parent Cap.

                    (iii) If, in a final and nonappealable judgment by a court of competent jurisdiction in the CSOC Action, (aa) the Company is denied any monetary relief and (bb) the CSOC Customer is awarded monetary relief related to Company's performance of the CSOC Customer Contract prior to the Closing: (1) Parent will reimburse the Company for the lesser of (A) the portion of such monetary relief related to the amounts paid to the Company by the CSOC Customer under the CSOC Customer Contract prior to January 1, 2002 with respect to accounts receivable of the nature reflected in the category "Disputed CSOC Accounts Receivable" on the Initial CSOC Spreadsheet or (B) $1,500,000, in each case, when and if paid by the Company; and (2) Parent will reimburse the Company for 50% of the balance of such monetary relief when and if paid by the Company; PROVIDED, HOWEVER, that: (xx) Parent shall have no obligation or liability under clause (2) of this Section 5.14(g)(iii) until such time as the aggregate amount of Parent Obligations Subject to the Parent Deductible which would otherwise be due and payable exceeds the Parent Deductible and thereafter the obligation and liability of Parent under clause (2) of this Section 5.14(g)(iii) shall only be for amounts due and payable under clause (2) of this Section 5.14(g)(iii) which, when combined with the aggregate amount of other Parent Obligations Subject to the Parent Deductible, are in excess of the Parent Deductible; and (yy) Parent shall have no further obligation or liability under clause (1) or (2) of this
Section 5.14(g)(iii) after the aggregate amount paid by Parent for Parent Obligations Subject to the Parent Cap equals the Parent Cap.

                (h) CSOC CONTRACT OPTION YEARS. "CSOC Operating Losses" shall mean, for any period of determination, an amount equal to the difference between
(i) all revenues earned in connection with the performance of the CSOC Customer Contract for such period, and (ii) all costs and expenses incurred in connection with the performance of the CSOC Customer Contract for such period (before any allocations for corporate overhead other than "selling, general and administrative" expenses and 50% of the materials and handling expenses, in each case, incurred in connection with the performance of the CSOC Customer Contract for such period), in each case determined in a manner consistent with the Company's past practices. If (i) the Company shall not have previously agreed to amend the CSOC Customer Contract or previously agreed to settle or compromise the CSOC Action or previously consented to the entry of any judgment on the CSOC Action and (ii) the CSOC Customer exercises its right to extend the period of performance under the CSOC Customer Contract in accordance with its terms as in effect on the date hereof, Parent shall reimburse the Company for an amount of CSOC Operating Losses equal to the lesser of (aa) 50% of the annual CSOC Operating Losses incurred by the Company in its fiscal years ending December 31, 2004, 2005, 2006, 2007 or 2008, in connection with the performance of the CSOC Customer Contract during those fiscal years as a result of the exercise by the CSOC Customer of its right to extend the performance period under the CSOC Customer Contract in accordance with its terms as in effect on the date hereof or (bb) $5,000,000; PROVIDED, HOWEVER, that: (xx) Parent shall have no obligation or liability under this Section 5.14(h) until such time as the aggregate amount of Parent Obligations Subject to the Parent Deductible exceeds the Parent Deductible and thereafter the obligation and liability of Parent under this Section 5.14(h) shall only be for amounts due and payable under this
Section 5.14(h) which, when combined with the aggregate amount of other Parent Obligations Subject to the Parent Deductible, are in excess of the Parent Deductible; and (yy) Parent shall have no further obligation or liability under this 5.14(h) after the aggregate amount paid by Parent for Parent Obligations Subject to the Parent Cap equals the Parent Cap. Not later than 90 days after the end of such fiscal year in which the Company incurs such CSOC Operating Losses, the Company shall prepare and deliver to Parent a financial report on all revenues earned in connection with the performance of the CSOC Customer Contract during such fiscal year and all costs and expenses incurred in connection with the performance of the CSOC Customer Contract during such fiscal year (before any allocations for corporate overhead), in each case determined in a manner consistent with the Company's past practices, and such other information as Parent may reasonably request in connection with its review of such financial report; the reimbursement payment, if any, required to be made by Parent with respect to such fiscal year under this Section 5.14(h) shall be made promptly after Parent and Purchaser shall have mutually agreed on the amount of such CSOC Operating Losses for such fiscal year.

                (i) RISKS AND COST OF CSOC CUSTOMER CONTRACT AND CSOC ACTION. Except as otherwise specifically provided in this Section 5.14, the risks and costs of the CSOC Customer Contract (including the performance and financial risks during the Base Period or any extension of the CSOC Customer Contract) and the CSOC Action (including the risk of an adverse judgment and attorneys' fees) shall remain with the Company and Parent shall have no liability or obligation whatsoever with respect to any such risk or costs.

          5.15 EXCLUSIVITY. Neither Parent, the Company, nor any Company Subsidiary shall, and each shall cause their respective Affiliates, representatives, officers, employees, directors and agents not to, directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Purchaser and its Affiliates in connection with the Transaction) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization of the Company or any Company Subsidiary, (ii) merger or consolidation involving the Company or any Company Subsidiary, (iii) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Company or any Company Subsidiary (other than the purchase and sale of inventory in the ordinary course of business consistent with past practice), or (iv) similar transaction or business combination involving the Company or any Company Subsidiary or their business or assets (each of the foregoing transactions described in clauses (i) through (iv), a "Company Transaction") or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Purchaser and its Affiliates) to do or seek to do any of the foregoing. Each of Parent and the Company agree to notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction.

          5.16 ASSIGNMENT OF NONDISCLOSURE AGREEMENTS. On the Closing Date, Parent shall assign and delegate (or cause to be assigned and delegated) to Purchaser or the Company all of its rights and obligations under all confidentiality and nondisclosure (or similar) agreements between Parent or its Affiliates, on the one hand, and prospective purchasers of the Membership Interests, on the other hand, entered into in connection with the sale of the Membership Interests or the evaluation of such sale.

          5.17  NON-COMPETITION AND NON-SOLICITATION.

                (a) Except as permitted under Section 5.17(b), during the period beginning on the Closing Date and ending on the thirty-month anniversary of the Closing Date (the "Restricted Period"), Parent shall not (and Parent shall cause its Affiliates not to), directly or indirectly: (i) engage in the business of providing information assurance products and services, infrastructure solutions, integration and applications development services and networking services to the United States Government (the "Restricted Business") in the United States or in any other country or territory in which the Company is engaging in the Restricted Business as of the Closing (the "Restricted Territory"); (ii) own any interest in, or manage or control, any Person engaged in the Restricted Business in the Restricted Territory; (iii) consult with, or render services for, any Person engaged in the Restricted Business in the Restricted Territory with respect to the Restricted Business in the Restricted Territory; (iv) induce or attempt to induce any employee of the Company or any Company Subsidiary to leave the employ of the Company or any Company Subsidiary; or (v) hire any person who was employed by the Company or any Company Subsidiary as a director or higher at any time during the six-month period prior to the date of such hire.

                (b) Notwithstanding Section 5.17(a): (i) Parent or any of its Affiliates may during the Restricted Period own up to 2% of the stock of a publicly traded Person engaged in the Restricted Business in the Restricted Territory; (ii) Parent or any of its Affiliates may during the Restricted Period engage in the Restricted Business in any country or territory in which the Company is engaging in the Restricted Business as of the Closing other than the United States, except that Parent and its Affiliates may not during the Restricted Period pursue or otherwise bid for any Restricted Contract involving the provision of products or services in any such country or territory; (iii) Parent or any of its Affiliates may during the Restricted Period engage in the Restricted Business in the Restricted Territory with instrumentalities or other governmental or quasi-governmental authorities or entities of the United States which have outstanding equity securities held by Persons other than the United States Government (so-called "Government Sponsored Enterprises"), except that Parent and its Affiliates may not during the Restricted Period pursue or otherwise bid for any Restricted Contract with any such Government Sponsored Enterprise; (iv) Parent or any of its Affiliates may during the Restricted Period acquire, acquire an interest in, acquire management or control of, or joint venture with, any Person engaged in the Restricted Business in the Restricted Territory, except that such Person or joint venture may not during the Restricted Period pursue or otherwise bid for any Restricted Contract; (v) Parent or any of its Affiliates (other than Ultimate Parent) may during the Restricted Period merge or combine with, or be acquired by (by way of sale of ownership interests or assets, direct or indirect merger or combination or other transaction), any Person engaged in the Restricted Business in the Restricted Territory as of the Closing or at the time of such transaction and, if after such transaction Ultimate Parent does not control Parent (or in the case of a transaction involving an Affiliate of Parent (other than Ultimate Parent), such Affiliate) or such Person, after such transaction Parent (or in the

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case of a transaction involving an Affiliate of Parent (other than Ultimate
Parent), such Affiliate) and such Person may engage in the Restricted Business in the Restricted Territory during the remainder of the Restricted Period; (vi) Ultimate Parent may during the Restricted Period merge or combine with, or be acquired by (by way sale of ownership interests or assets, direct or indirect merger or combination or other transaction), any Person (other than an Affiliate of Ultimate Parent prior to such transaction) engaged in the Restricted Business in the Restricted Territory as of the Closing or at the time of such transaction and after such transaction Ultimate Parent, any such Person, any such Person surviving such transaction and any of their Affiliates may engage in the Restricted Business in the Restricted Territory during the remainder of the Restricted Period; (vii) if asked by any of their respective global alliance partners to partner with, or serve as a subcontractor for, such global alliance partner on Restricted Business in the Restricted Territory during the Restricted Period, Parent or any of its Affiliates may so partner or serve if (aa) prior to agreeing to so partner or serve, Parent or such Affiliate first offers the opportunity to so partner or serve to the Company in a written notice setting forth in reasonable detail the terms and conditions of such opportunity and (bb) the Company either elects not to pursue such opportunity or does not promptly after such notice devote appropriate personnel and other resources to the pursuit of such opportunity in conjunction with such global alliance partner;
(viii) during the Restricted Period, QualxServ LLC may continue to provide the installation and on-site diagnostic and maintenance services contemplated by either the DSP Agreement or the Reverse Agency Agreement to be provided by Parent or its Affiliates to United States Government customers of Dell Marketing, L.P. or Dell USA, L.P., respectively, in the Restricted Territory;
(ix) Parent or any of its Affiliates may during the Restricted Period perform their respective obligations under the Transitional Services Agreement; or (x) Parent or any of its Affiliates may solicit to hire employees of the Company or any of the Company Subsidiaries by placing general advertisements in trade journals, newspapers or similar publications so long as such advertisements are not directed at such employees.

                (c) If, at the time of enforcement of the covenants and agreements in this Section 5.17(a), a court shall hold that the Restricted Period, Restricted Business or Restricted Area are unreasonably long, broad or large under circumstances then existing, such court shall be allowed and directed to reduce, narrow or shorten the Restricted Period, Restricted Business or Restricted Area to cover the maximum period, scope and area permitted by Law.

                (d) Holdings and Purchaser have advised Parent that (i) the covenants and agreements in Section 5.17(a) were a material inducement to Holdings and Purchaser to enter into this Agreement and to perform their respective obligations hereunder and (ii) Holdings and Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto, and the Company and the Company Subsidiaries would suffer a significant loss of goodwill, if either Parent or any of its Affiliates breached the covenants and agreements in Section 5.17(a).

          5.18  TAX MATTERS.

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                (a) ALLOCATION OF TAXES FOR STRADDLE PERIOD. For purposes of
Sections 8.2(d) and 8.3(e), in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), (i) the amount of any Taxes based on or measured by income or receipts of the Company and any Company Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and
(ii) the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period (A) which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period and (B) which relate to the Post-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending after the Closing Date and the denominator of which is the number of days in such Straddle Period.

                (b) COOPERATION ON TAX MATTERS.

                    (i) Purchaser, the Company and the Company Subsidiaries, and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for taxable periods beginning before the Closing Date and with any audit or Litigation with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit or Litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Company Subsidiaries, Parent and Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and each of the Company Subsidiaries relating to any Pre-Closing Taxable Period until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, each Company Subsidiary or Parent, as the case may be, shall allow the other party to take possession of such books and records.

                    (ii) Purchaser, the Company, the Company Subsidiaries and Parent further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

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                                   ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE TRANSACTION

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE TRANSACTION. The respective obligations of each party to consummate the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                   (a) INJUNCTION. There shall not be in effect any Order of any court or Governmental Authority of competent jurisdiction directing that the Transaction not be consummated as provided herein.

                   (b) HSR ACT. The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

          6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF HOLDINGS AND PURCHASER. The obligations of Holdings and Purchaser to consummate the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Holdings and Purchaser to the extent permitted by applicable Law:

                 (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent in Article III that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and each of the representations and warranties of Parent in
Article III that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent any such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                 (b) PERFORMANCE. Parent and the Company shall have performed in all material respects all of their respective covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date and the Company and the Company Subsidiaries shall have performed in all respects the covenants and agreements in Section 5.9.

                 (c) FINANCING. Holdings and Purchaser shall have obtained debt financing in the amounts set forth in, and on substantially the terms and conditions set forth in, the Debt Financing Commitments.

                 (d) OTHER DELIVERIES. At the Closing, Purchaser shall have received (i) a certificate dated the Closing Date and executed by the chief executive officer or chief financial officer of Parent certifying to the fulfillment of the conditions specified in Sections 6.2(a) and (b); (ii) good standing certificates for each of the Company and the Company Subsidiaries from their respective jurisdictions of incorporation and each jurisdiction in which the Company and the Company Subsidiaries are qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing

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Date; (iii) certified copies of the resolutions of the members of Parent and the board of directors of the Company authorizing the execution, delivery and performance by Parent and the Company of this Agreement and the other agreements contemplated hereby and the consummation by Parent and the Company of the Transaction; and (iv) the deliveries required by Sections 2.4(a), (c) and (d).

          6.3 ADDITIONAL CONDITIONS TO THE OBLIGATION OF PARENT. The obligation of Parent to consummate the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

                 (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Holdings and Purchaser in Article IV that are subject to materiality or Purchaser Material Adverse Effect qualifications shall be true and correct in all respects and each of the representations and warranties of Holdings and Purchaser in Article III that are not subject to materiality or Purchaser Material Adverse Effect qualifications shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent any such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                 (b) PERFORMANCE. Holdings and Purchaser shall have performed in all material respects their respective covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date.

                 (c) OTHER DELIVERIES. At the Closing, Parent shall have received (i) certificates dated the Closing Date and executed by the respective chief executive officers or chief financial officers of Holdings and Purchaser certifying to the fulfillment of the conditions specified in Sections 6.3(a) and
(b); (ii) good standing certificates for each of Holdings and Purchaser from their respective jurisdictions of incorporation and each jurisdiction in which Holdings or Purchaser is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; (iii) certified copies of the resolutions of the boards of directors of Holdings and Purchaser authorizing the execution, delivery and performance by Holdings and Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by Holdings and Purchaser of the Transaction; and (iv) the deliveries required by Sections 2.4(b), (c), (d) and (e).

                                   ARTICLE VII

                                   TERMINATION

          7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date by the mutual written consent of Parent, Holdings and Purchaser.

          7.2 TERMINATION BY HOLDINGS AND PURCHASER. This Agreement may be terminated and the Transaction may be abandoned by Holdings and Purchaser at any time

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prior to Closing if there has been a breach by Parent of any representation, warranty, covenant or agreement in this Agreement which, if uncured, would give rise to the failure of a condition in Sections 6.2(a) or (b) and such breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen business days following receipt by Parent of written notice of such breach from Holdings and Purchaser and has not been waived by Holdings and Purchaser pursuant hereto.

          7.3 TERMINATION BY PARENT. This Agreement may be terminated and the Transaction may be abandoned by Parent at any time prior to Closing if there has been a breach by Holdings or Purchaser of any representation, warranty, covenant or agreement in this Agreement which, if uncured, would give rise to the failure of a condition in Sections 6.3(a) or (b), and such breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen business days following receipt by Holdings and Purchaser of written notice of such breach from Parent and has not been waived by Parent pursuant hereto.

          7.4 TERMINATION BY EITHER PARTY. This Agreement may be terminated and the Transaction may be abandoned either by Parent, on the one hand, or Holdings and Purchaser, on the other hand, by prompt written notice to the other party or parties if:

                (a) any court or Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transaction, and such Order shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this
Section 7.4(a) shall have used all commercially reasonable efforts to have such Order vacated; or

                (b) the Transaction shall not have been consummated by December 13, 2002; PROVIDED, HOWEVER, that neither Parent, Holdings, nor Purchaser may terminate this Agreement pursuant to this Section 7.4(b) if such party's breach (including the breach by the Company in the case of Parent) of this Agreement has prevented consummation of the Transaction on or prior to such date.

          7.5 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to this Article VII, the Transaction shall be abandoned, without further action by either of the parties hereto, and this Agreement shall become void and have no further force and effect, except that (a) Section 9.2 and the Confidentiality Agreement shall survive such termination and remain in effect and (b) no party shall be relieved from any liabilities or damages arising out of a willful breach of this Agreement prior to such termination.

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                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

          8.1 SURVIVAL. The respective representations and warranties of Parent, on the one hand, and Holdings and Purchaser, on the other hand, in Articles III and IV shall survive until the earlier of (a) the date on which the audit of the Company's financial statements for its fiscal year ending December 31, 2003 has been completed or (b) March 31, 2004 (and shall terminate and be of no further force or effect as of the earlier of such dates), except that (i) the representations and warranties in Section 3.1, 3.2 and 3.18 shall survive the Closing forever and shall not terminate and (ii) the representations and warranties in Sections 3.9 and 3.12 shall survive the Closing and until the expiration of the applicable statute of limitations period. The respective covenants and agreements of Parent, the Company, Holdings and Purchaser in this Agreement which are to be performed or complied with before the Closing shall terminate and, except as provided in Section 8.4(c), be of no further force or effect as of the Closing. The respective covenants and agreements of Parent, the Company, Holdings and Purchaser in this Agreement which are to be performed or complied with after the Closing shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, forever.

          8.2 INDEMNIFICATION BY PARENT. Subject to the other provisions of this Article VIII, if the Transaction is consummated, Parent shall indemnify Holdings, Purchaser and the Company from and against and in respect of any and all Losses incurred by Holdings, Purchaser or the Company to the extent relating to or arising out of: (a) any failure of any of the representations and warranties of Parent in Article III to be true and correct as of the date of this Agreement or (except to the extent any such representation and warranty speaks as of an earlier date or as set forth in the certificate delivered pursuant to Section 6.2(d)(i)) as of the Closing Date; (b) any failure by Parent to perform or comply with its covenants and agreements in this Agreement; (c) any failure by the Company to perform or comply with its covenants and agreements in this Agreement which are to be performed or complied with by it before the Closing; or (d) except to the extent reserved for on the Final Closing Balance Sheet, (i) all Taxes (or the non-payment thereof) of the Company and the Company Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a "Pre-Closing Tax Period") and (ii) any liability for Taxes of any Person imposed on the Company or any Company Subsidiary pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of income Tax Law), as a transferee or successor, by contract, or otherwise, to the extent such liability is attributable to a Pre-Closing Tax Period. For purposes of determining under
Section 8.2(a) whether there has been a failure of any representation and warranty of Parent in Sections 3.1(a), 3.3, 3.4(b), 3.6(b), 3.7, 3.8, 3.9(a),
3.9(d), 3.10(c), 3.10(e), 3.11(a), 3.12, and 3.13 to be true and correct, the materiality and Material Adverse Effect qualifications in those representations and warranties shall be ignored.

          8.3 INDEMNIFICATION BY HOLDINGS AND PURCHASER. Subject to the other provisions of this Article VIII, if the Transaction is consummated, Holdings and Purchaser, jointly and severally, shall indemnify Parent from and against and in respect of any and all

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Losses incurred by Parent, to the extent relating to or arising out of: (a) any failure of any of the representations and warranties of Holdings or Purchaser in
Article IV to be true and correct as of the date of this Agreement or (except to the extent any such representation and warranty speaks as of an earlier date or as set forth in the certificate delivered pursuant to Section 6.3(c)(i)) as of the Closing Date; (b) any failure by Holdings or Purchaser to perform or comply with their respective covenants and agreements in this Agreement; (c) any failure by the Company to perform or comply with its covenants and agreements in this Agreement which are to be performed or complied with by it after the Closing; (d) the use of any Ultimate Parent Name from and after the Closing Date; or (e) except with respect to any Taxes that Parent is required to indemnify Holdings, Purchaser or the Company with respect to any breach of any of the representations of Parent in Section 3.9 pursuant to Section 8.2(a), (i) all Taxes (or the non-payment thereof) of the Purchaser and its Affiliates (including the Company and the Company Subsidiaries after the Closing Date) for all taxable periods beginning after the Closing Date and the portion of any taxable period beginning the day after the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a "Post-Closing Tax Period") and (ii) all Taxes to the extent reserved for on the Final Closing Balance Sheet. For purposes of determining under Section 8.3(a) whether there has been a failure of any representation and warranty of Holdings or Purchaser in Sections 4.3(b) to be true and correct, the materiality and Purchaser Material Adverse Effect qualifications in those representations and warranties shall be ignored.

          8.4   LIMITATION OF LIABILITY.

                (a) Parent shall not have any obligation or liability under
Section 8.2(a) until the aggregate amount of Parent Obligations Subject to the Parent Deductible exceeds the Parent Deductible, and thereafter the obligation and liability of Parent under Section 8.2(a) shall only be Losses under Section 8.2(a) which, when combined with the aggregate amount of other Parent Obligations Subject to the Parent Deductible, are in excess of the Parent Deductible. Parent shall have no further obligation or liability under Section 8.2(a) after the aggregate amount paid by Parent for Parent Obligations Subject to the Parent Cap equals the Parent Cap. The Parent Deductible and Parent Cap shall not apply to any breach of any representation and warranty in Sections 3.1(b), 3.2 or 3.18. The liability and obligation of Parent for breaches of the covenants and agreements containing the Parent Obligations Subject to the Parent Deductible and the Parent Obligations Subject to the Parent Cap under Section 8.2(b) shall be limited to the liability and obligation of Parent for the Parent Obligations Subject to the Parent Deductible and the Parent Obligations Subject to the Parent Cap as set forth in the respective Sections of this Agreement containing the respective Parent Obligations Subject to the Parent Deductible and the Parent Obligations Subject to the Parent Cap.

                (b) Holdings and Purchaser shall not have any obligation or liability under Section 8.3(a) until such time as the aggregate amount of Losses under Section 8.3(a) exceeds the Purchaser Deductible, and thereafter the liability and obligation of Holdings and Purchaser under Section 8.3(a) shall be only for Losses in excess of the Purchaser Deductible. Holdings and Purchaser shall have no further obligation or liability under Section 8.3(a) after the aggregate amount paid by Holdings and Purchaser under

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Section 8.3(a) equals the Purchaser Cap. The Purchaser Deductible and Purchaser
Cap shall not apply to any breach of any representation and warranty in Sections 4.1(b), 4.2 or 4.8.

                (c) No party shall be liable for any Losses under Sections 8.2 or 8.3 unless the party seeking such indemnification (the "Indemnified Party") has: (i) delivered the notice of Claim in respect of such Loss required by
Section 8.5; and (ii) such notice of Claim is received by the party from which indemnification is sought (the "Indemnifying Party") prior to (aa) the date on which the representation and warranty or covenant and agreement to which such Loss relates to or arises out of terminates pursuant to Section 8.1 or (bb) if such notice of Claim relates to a breach of a covenant and agreement which was to be performed or complied with prior to the Closing, the earlier of (A) the date on which the audit of the Company's financial statements for its fiscal year ending December 31, 2003 has been completed or (B) March 31, 2004. If a notice of Claim has been delivered and received in accordance with this Section 8.4(c), the termination of the representation and warranty or covenant and agreement to which such notice or Claim relates shall have no effect on the liability of an Indemnifying Party under Sections 8.2 or 8.3.

                (d) If the Transaction is consummated, Indemnification under Sections 8.2 and 8.3 shall be the exclusive remedy of Parent, Holdings and Purchaser, as applicable, for breach of any representation and warranty or covenant and agreement contained in this Agreement; PROVIDED, HOWEVER, that the limitation in this Section 8.4(d) shall not apply to: (i) any breach of the covenants and agreements in Section 5.13 or indemnification under Section 8.3(c) which Holdings and Purchaser acknowledge could not be remedied solely by recovery of monetary damages and that, therefore, in addition to any other remedy or relief available to Ultimate Parent or its Affiliates for any such breach, Ultimate Parent or its Affiliates shall be entitled to injunctive relief; or (ii) any breach of covenants and agreements in Section 5.17 which Parent acknowledge could not be remedied solely by recovery of monetary damages and that, therefore, in addition to any other remedy or relief available for any such breach, Holdings and Purchaser shall be entitled to injunctive or similar relief.

          8.5 NOTICE OF CLAIM. If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") which may give rise to a Loss that will be taken into account for purposes of calculating whether the Indemnifying Party's indemnification obligation arises pursuant to Sections 8.2 or 8.3, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If the Indemnified Party does not promptly give notice of any Claim as specified above, such failure shall not be deemed a waiver of the Indemnified Party's right to indemnification or application to the applicable deductible set forth in Section 8.4 for Losses in connection with such Claim, but the amount of reimbursement to which the Indemnified Party is entitled or application to the applicable deductible shall be reduced by the amount, if any,

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by which the Indemnified Party's Losses would have been reduced had such notice been promptly delivered.

          8.6 DIRECT CLAIMS. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If the Indemnifying Party and the Indemnified Party agree at or prior to the expiration of such 45-day period to the validity and amount of such Claim, the Indemnifying Party shall pay, subject to the applicable limitations in Sections 8.4(a) or (b), the agreed-upon amount of the Claim to the Indemnified Party in accordance with Section 8.8. If the Indemnifying Party and the Indemnified Party do not so agree within such 45-day period, the Indemnified Party may initiate litigation with respect thereto before a court of competent jurisdiction in the State of Delaware.

          8.7   THIRD PARTY CLAIMS.

                (a) With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice, except that the Indemnifying Party shall, upon the Indemnified Party's request, not assume control of, or if it shall have previously assumed control of, transfer to the Indemnified Party control of (i) any Third Party Claim brought by a Governmental Authority in which such Governmental Authority alleges in writing that the Indemnified Party or any of its Affiliates committed a criminal offense or (ii) any Third Party Claim in which injunctive or equitable relief which could reasonably be expected to have a material adverse effect on the business of the Indemnified Party or any of its Affiliates is sought. The election of the Indemnifying Party to assume such control shall be made within 90 days of receipt of notice of the Third Party Claim or such earlier time in the event a responsive pleading, appearance or motion is due with respect to such Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to prosecute or defend the Third Party Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to

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any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, subject to this Article VIII, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

                (b) If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides solely for monetary damages or other monetary payments.

                (c) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

          8.8 MANNER OF PAYMENT. Indemnification payments pursuant to this Agreement shall be in cash, except that after Parent has made $22,169,630 in indemnification payments in cash, it may elect to pay up to $3,600,870 in indemnification payments in shares of Series B Preferred Stock valued at the "Liquidation Value" for such shares, as defined in the Amended and Restated Certificate of Incorporation. Indemnification Payments shall be due and payable not later than ten days after the determination of the validity and amount thereof in accordance with this Agreement and if not paid on such tenth day shall bear interest at 6% per annum from such tenth day until the date of payment. Cash indemnification payments shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party.

          8.9   DETERMINATION OF LOSSES.

                (a) Subject to Sections 8.9(b) and (c), indemnification payments shall be paid by the Indemnifying Party without reduction for any Tax Benefits or insurance proceeds available to the Indemnified Party.

                (b) If the Indemnified Party receives insurance proceeds as a result of any Losses, the Indemnified Party shall pay the amount of such insurance proceeds (but not in excess (when coupled with any Tax Benefits paid pursuant to Section 8.9(c)) of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) to the Indemnifying Party as such insurance proceeds are actually received by the Indemnified Party.

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                (c) If the Indemnified Party or any Affiliate of the Indemnified
Party (other than in the case of Holdings, Purchaser and the Company, the stockholders of Holdings as of the Closing) recognizes a Tax Benefit as a result of any Losses, the Indemnifying Party shall be entitled to such Tax Benefit and the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit (but not in excess (when coupled with any insurance proceeds paid pursuant to Section 8.9(b)) of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) at such time or times as and to the extent that the Indemnified Party or any Affiliate of the Indemnified Party (other than in the case of Holdings, Purchaser and the Company, the stockholders of Holdings as of the Closing) actually realizes such benefit through a refund of Tax or reduction in the actual amount of Taxes which the Indemnified Party or any Affiliate of the Indemnified Party (other than in the case of Holdings, Purchaser and the Company, the stockholders of Holdings as of the Closing) would otherwise have had to pay if such payment for Losses had not been made, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable year; PROVIDED, HOWEVER, that any such Tax Benefit shall be reduced by the amount of Tax detriment (including the tax effect of any item of income or gain or other item (including any decrease in Tax basis) which increases any amounts paid or payable with respect to Taxes, any reduction in the amount of any refund of Tax which would otherwise have been available, the utilization of any net operating loss or capital loss or the utilization of any Tax credits or other
Tax attributes) that the Indemnified Party suffered as a result of any Losses.
If any adjustments are made to any Tax Return relating to the Indemnified Party for any taxable period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding and if such adjustment results in any change in the amount of any Tax Benefit or Tax detriment to the Indemnified Party, appropriate payments will be made between the Indemnifying Party and the Indemnified Party in accordance with the previous sentence to properly reflect such adjustment amount.

          8.10 TAX TREATMENT OF INDEMNIFICATION AND CSOC PAYMENTS. Any indemnification payment made pursuant to this Article VIII, any payments made by the Company to Parent pursuant to Sections 5.14(e)(ii)(aa), (cc) or (ee) or any payments made by Parent to (a) Purchaser pursuant to Sections 5.14(e)(iii), 5.14(e)(iv) or (b) the Company pursuant to Sections 5.14(g)(ii), 5.14(g)(iii) or 5.14(h) shall be treated as an adjustment to the Purchase Price for Tax purposes.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

          9.1   INTERPRETATION.

                (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

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                (b) The words "hereof," "hereby," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                (c) The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                (d) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

                (e) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

                (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          9.2 PAYMENT OF EXPENSES AND OTHER PAYMENTS. Whether or not the Transaction shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the Transaction, except that if the Transaction is consummated in accordance with this Agreement, the Company shall pay all of the expenses of Holdings and Purchaser incident to preparing, entering into and carrying out this Agreement and the consummation of the Transaction. The expenses which have been incurred by the Company as of the Closing in preparing, entering into and carrying out this Agreement and the consummation of the Transaction but which have not been paid as of the Closing, shall be included in "Current Liabilities" on the Final Closing Balance Sheet for purposes of calculating Closing Net Working Capital and the resulting Cash Portion of the Purchase Price.

          9.3 AMENDMENT. This Agreement may be amended only by a written agreement signed by each party hereto.

          9.4 WAIVER AND EXTENSION. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent

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prohibited by Law, waive compliance with any of the agreements described or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a further or continuing, waiver of such condition or breach.

          9.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one agreement.

          9.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of law provisions thereof.

          9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:


                (a) If to Parent, to:

                    GetronicsWang Co. LLC
                    290 Concord Road
                    Billerica, Massachusetts 01821
                    Attention:  Steven Boyce, Vice President and
                      General Counsel, North America
                    (978) 625-3010 (telephone)
                    (978) 625-4213 (facsimile)

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                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, MA  02108
                    Attention: David T. Brewster, Esq.
                    (617) 573-4800 (telephone)
                    (617) 573-4822 (facsimile)


                (b) If to Holdings or Purchaser, to:

                    DigitalNet, Inc.
                    6700-A Rockledge Drive
                    Suite 525
                    Bethesda, MD 20817
                    Attn:  Jack Pearlstein
                    (301) 530-2464 (telephone)
                    (301) 530-5023 (facsimile)

                    and:

                    GTCR Golder Rauner, LLC
                    6100 Sears Tower
                    Chicago, IL 60606-6402
                    Attn: Philip Canfield and Craig Bondy
                    (312) 382-2200 (telephone)
                    (312) 575-3211 (facsimile)

                    with a copy to:

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, IL 60601
                    Attn:  Stephen L. Ritchie, Esq. and Martin A. DiLoreto, Esq.
                    (312) 861-2000 (telephone)
                    (312) 861-2200 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

          9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Confidentiality Agreement together constitute the entire agreement among the parties with

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respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except (a) by operation of law or (b) as otherwise permitted in this Section 9.8. Prior to the Closing, Holdings and Purchaser may assign their respective rights and obligations under this Agreement (including Purchaser's right to purchase the Membership Interests), in whole or in part, to any of their Affiliates without the consent of any of the other parties hereto; PROVIDED, HOWEVER, that no such assignment shall relieve Holdings or Purchaser of any of their respective obligations hereunder. After the Closing, Holdings and Purchaser may assign their respective rights and obligations under this Agreement, in whole or in part, in connection with any disposition or transfer of all or any substantial portion of the Company or any Company Subsidiary or their respective businesses in any form of transaction without the consent of any of the other parties hereto; PROVIDED, HOWEVER, that no such assignment shall relieve Holdings or Purchaser of any of their respective obligations hereunder. Holdings, Purchaser and, following the Closing, the Company and the Company Subsidiaries, may assign any or all of their rights under this Agreement, including their right to indemnification, to any of their lenders as collateral security without the consent of any of the other parties hereto; PROVIDED, HOWEVER, that no such assignment shall relieve Holdings, Purchaser, the Company or any Company Subsidiary of any of their respective obligations hereunder. After the Closing, Parent may assign any or all of its rights under this Agreement, including its right to indemnification, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto; PROVIDED, HOWEVER, that no such assignment shall relieve Parent of any of its obligations hereunder.

          9.9 THIRD PARTIES. Except for the parties entitled to indemnification referred to in Section 5.8, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

          9.10 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

          9.11 CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          9.12 INVESTMENT REPRESENTATIONS. In connection with the issuance of the Series B Preferred Stock to Parent hereunder, Parent hereby represents and warrants that: (a) it has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Series B Preferred Stock, has had full access to such other information concerning Holdings and Purchaser as it has requested and possesses

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substantial information about, and familiarity with, Holdings and Purchaser as a result of the information provided to it or possessed by it prior to the date hereof; (b) it is able to bear the economic risk of a complete loss of the investment in the Series B Preferred Stock for an indefinite period of time; and
(c) it is acquiring the Series B Preferred Stock for its own account with the present intention of holding the Series B Preferred Stock for investment purposes and has no intention of selling such Series B Preferred Stock or any portion thereof in a public distribution in violation of federal or state securities laws. The Series B Preferred Stock will be imprinted with a legend in substantially the following form:

          THE SECURITIES REPRESENTED HEREBY WERE ORIGINALLY ISSUED ON [_____], 2002, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. PRIOR TO ANY SALE OR TRANSFER OF THESE SECURITIES, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS COVERING SUCH SALE OR TRANSFER, THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE ISSUER HEREOF (THE "COMPANY") AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

                            [SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the parties hereto have executed this Purchase
Agreement as of the date first above written.


                               GETRONICSWANG CO. LLC


                               By: /s/ William J. Clark
                                   ---------------------------------------------
                                   Name: William J. Clark
                                   Title: Chief Financial Officer


                               GETRONICS GOVERNMENT SOLUTIONS, L.L.C.
                               By: Its Sole Member

                               GETRONICSWANG CO. LLC


                               By: /s/ William J. Clark
                                   ---------------------------------------------
                                   Name: William J. Clark
                                   Title: Chief Financial Officer


                               DIGITALNET HOLDINGS, INC.


                               By: /s/ Ken S. Bajaj
                                   ---------------------------------------------
                                   Name: Ken S. Bajaj
                                   Title: President and Chief Executive Officer


                               DIGITALNET, INC.


                               By: /s/ Ken S. Bajaj
                                   ---------------------------------------------
                                   Name: Ken S. Bajaj
                                   Title: President and Chief Executive Officer